SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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AMENDMENT 3 TO FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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CHINA VOIP & DIGITAL TELECOM, INC.

(Exact name of registrant as specified in its charter)

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Nevada (State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	98-0509797 (I.R.S. Employer Identification Number)
––––––––––––––––

11th Floor Tower B1, Yike Industrial Base, Shunhua Rd,

High-tech Industrial Development Zone, Jinan, China 250101

86-531-87027114

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

––––––––––––––––

Li Kunwu

President and Chief Executive Officer

11th Floor Tower B1, Yike Industrial Base, Shunhua Rd,

High-tech Industrial Development Zone, Jinan, China 250101

86-531-87027114

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

–––––––––––––––– Copies to: Richard I. Anslow, Esq. Anslow + Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 (732) 409-1212
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Approximate Date of Commencement of Proposed Sale to the Public: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered o3 a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  o

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. o

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	o	Accelerated filer	o
Non-accelerated filer	o	Smaller reporting company	☒
(Do not check if a smaller reporting company)	o

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value(1)	3,488,835	$0.3762	$1,312,499.73	$51.58
Common Stock, $.001 par value(3)	8,885,730	0.5627	5,000,000.27	196.50
Common Stock, $.001 par value(4)	134,435	0.5627	75,646.57	2.97
Total	12,509,000(2)		$6,388,146.57	$251.05

(1)

In accordance with the Registration Rights Agreement, 3,488,835 shares of common represent 100% of the stock issuable to make interest payments towards the total $1,312,500 that will accrue on the Senior Secured Convertible Notes during the life of the Senior Secured Convertible Notes.   The proposed maximum offering price per share of $0.3762 represents 85% of the maximum interest payment the Company would pay in shares of common stock for the life of the Senior Secured Convertible Notes as $0.3762 is the lesser of 85% of the average volume weighted average bid price for the Company’s common stock for the 25 consecutive trading days prior to May 19, 2008 and 85% of the average of the lowest three trading days during the 25 consecutive trading day period prior to May 19, 2008, assuming such date was an interest payment date, as defined within the Notes.

(2)

Pursuant to Rule 415, the total number of shares we are registering is less than one-third of the total outstanding number of shares of common stock issued and outstanding that is held by non-affiliates of the Company.

(3)

Represents 100% of the shares underlying the Series A Warrant which is exercisable into 8,885,730 shares of common stock.  The 8,885,730 shares of the Company’s common stock is exercisable at a price per share of $0.5627.

(4)	Represents 2.16% of the 6,220,011 shares underlying the Series B Warrant. The Series B Warrant is exercisable into 6,220,011 shares of common stock at an exercise price of $0.5627.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION JULY __, 2008

The information in this prospectus is not complete and may be changed.  The selling stockholder may not sell these securities until the registration filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and neither we nor the selling stockholder are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

12,509,000 shares of Common Stock

CHINA VOIP & DIGITAL TELECOM, INC.

This prospectus relates to the sale or other disposition by the selling stockholder identified on pages 34 to 36 of this prospectus, or their transferees, of up to 12,509,000 shares of our common stock, which includes: (i) 3,488,835 shares of our common stock issuable in connection with interest payments on our Senior Secured Convertible Note, (ii) 8,885,730 shares issuable upon the exercise of the Series A Warrant that was granted in connection with the Senior Secured Convertible Note pursuant to that certain Securities Purchase Agreement, and (iii) 134,435 shares issuable upon the exercise of the Series B Warrant that was granted in connection with the Senior Secured Convertible Note pursuant to that certain Securities Purchase Agreement.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We will receive no proceeds from the sale or other disposition of the shares, or interests therein, by the selling stockholder. However, we will receive proceeds in the amount of $3,318,378.64 assuming the cash exercise of all of the warrants held by the selling stockholder, subject to certain of the warrants being exercised under a “cashless exercise” right.

Our common stock is traded on the over-the-counter electronic bulletin board. Our trading symbol is CVDT.  On July 10, 2008, the last bid price as reported was $0.31 per share.

The selling stockholder, and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  The selling stockholder ha s informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Brokers or dealers effecting transaction in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of our exemption from registration.

An investment in shares of our common stock involves a high degree of risk.  We urge you to carefully consider the Risk Factors beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

July ___, 2008

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision .

THE COMPANY

Background

China VoIP & Digital Telecom, Inc. is principally engaged in the development and sales of computer software and hardware, digital video pictures system; development and sales of computer network and network audio devices, parts, low value consumables and etc (exclusive of the business not obtained the license), as well as Voice over Internet Phone (“VoIP”) technology related businesses, and relies on China Tietong, a Chinese telecom provider, to provide VoIP services.  China VoIP Digital Telecom Inc., formerly, Crawford Lake Mining, Inc. acquired on August 17, 2006, all of the outstanding capital stock of Jinan YinQuan Technology Co. Ltd. (“Jinan YinQuan”) in exchange for the issuance of 40,000,000 shares of our common stock to the Jinan Shareholder and $200,000.  Accordingly, Jinan YinQuan became a wholly-owned subsidiary of China VoIP & Digital Telecom, Inc.

Our principal business office is located in Jinan City, Shandong Province, China.  The address is 11th Floor Tower B1, Yike Industrial Base, Shunhua Rd, High-tech Industrial Development Zone, Jinan, China 250101, and our telephone number at that address is 86-(531) 8702-7114.  Our internet website is www.chinavoip-telecom.com.  The information contained on our website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

In this prospectus, “China VoIP,” the “Company,” “we,” “us” and “our” refer to China VoIP & Digital Telecom, Inc. and, unless the context otherwise indicates, our subsidiary MCM.

History

We were originally incorporated in Nevada on October 18, 2004 as a development stage company named “Crawford Lake Mining, Inc.” in the business of mineral exploration.  On August 17, 2006, we entered in an agreement with Jinan YinQuan Technology Co., Ltd., a Chinese registered company.  Upon the effectiveness of the share exchange agreement, the Company transferred operation to the business of Jinan YinQuan, which has continued as the operating entity of the Company. Accordingly, the Company changed its name to China VoIP & Digital Telecom Inc.

Share Exchange with Jinan YinQuan Technology Co., Ltd.

On August 17, 2006, we acquired all of the outstanding capital stock of Jinan YinQuan Technology Co. Ltd. (“Jinan YinQuan”) in exchange for the issuance of 40,000,000 shares of our common stock to the Jinan Shareholder and $200,000.  Accordingly, Jinan YinQuan became a wholly-owned subsidiary of China VoIP & Digital Telecom, Inc.

NP Soft Switch

Our NP soft switch IP phone system and its ancillary IP phone billing and management systems were are all proprietarily developed by Jinan Yinquan, and are protected by a software copyright certificate issued by the State Copyright Bureau. The technology has been registered as a software product at Shandong Information Industry Office.

The NP soft switch IP phone system is based on real-time Internet communication technology and related applications, and uses software to simulate circuit switching. It provides next-generation networks (IPv6 and NGN) call control and connection control functions designed for real time services, and serves as the core of call and control of a next-generation network. The NP system supports many IP phone access protocols, and can organize effectively individual and corporate communications. It boasts excellent capacity and scalability, and can be applied on many kinds of end equipments and accessing modes (including IP mobile phone, PSTN phone, IP fixed phone, soft terminal, WIFI IP phone, and etc.)

The NP system consists of an access certification module (AC), soft switch call control module (SCC), billing system (BS), system management configuration (WEB), network management system (NMS) and database system (DBS), and adopts the distributed structure. Based on the number of users, distribution and network environment, soft switch system platforms or relay gateway can be installed anywhere in the world to balance the load. In a region with many network users, it is recommended to install a voice server, so that most data exchange of voice communication can be done locally to avoid cross-regional transmission of voice data. When a network users in different regions wish to communicate, a node server will be used to connect them in order to interconnect the different servers and the sharing of network resources. Different soft switch systems serve as the redundancy for each other. When one soft switch system is down, another one will be appointed to take its position according to the load condition and network status. The node server will send the parameters of the new soft switch server to the terminals, and terminals will register automatically themselves onto the new server. When a relay gateway is down or the network is down, the soft switch system will direct the call to other relay gateway to ensure the normal service.

The AC Module checks for equipment registration and calls. It covers the differences between different types of equipment and the deficiency of specific equipment, so that they can be connected easily with one another. The access certification is based on an account number, password and MAC address, and unauthorized users are prohibited from accessing the system. It supports standard signals, and makes sure the network phone set, residential gateway, soft switch and any other network terminal products that are manufactured by most equipment companies can register with and be used in the system, so as to achieve compatibility and communication between different protocols and products. The differences between different products and protocols will be handled by the system. Furthermore, it supports private signals. Private signals adopt TLS transmission layer encryption technology to avoid being intercepted and captured. Only the authorized terminal equipment with built-in private signals can log into the system. The AC module also supports both login and call signals to pass through NAT, and provides accessing and inter-communication functions with different protocol-type equipments under different network environment, so as to realize equipment login and call certifications.

The SCC Module is responsible for handling call signals, and providing different kinds of call services and the media flow routing function. Its open design supports standard SIP protocol issued by IETF, and 32 byte encryption key for voice transmission, which means even all RTP packets are captured in the midway, the voice cannot be recovered. Additionally, it supports both server transfer and P2P direct communication. The communication mode can be selected very flexibly according to the network condition of the user, application mode, terminal device, and call mode. This module is enhanced by private encryption key to protect against any unauthorized copying inside the system even from the administrator.

The Billing Module provides certification, billing and management functions to audio and other related value-added service, and by using it, user can choose different payment methods such as pre-payment, afterward payment, and the purchase of call card. The billing module enables multiple levels of management for distributors. Distributors at different levels will be awarded operator hall management functions, operation management model compatible with that of telecom carriers, and alert functions for pre paid call expenses to remind distributors or end users to recharge.

This module records the details of every user’s call, rate, call expense, and expense for value-added service, and account balance. User can check for such details at any time.

This module allows the administrators to set up the call expense rate and value-added service expense rate. Therefore, different charge rates can be applied to different kind of users, such as large distributors, key accounts and special accounts.

It has different kinds of statistics and analysis functions, and therefore can generate statistic reports and analysis tables according to the actual needs.

It can provide powerful management platform to internet bars, including functions such as order processing, call expense adjustment, and statistics functions to meet the billing requirements of the bar owners.

The Network Administration Module system’s web server will provide real time monitoring functions to cover server status, equipment status and call status inside the soft switch system, provide related statistics information, and meanwhile identify any abnormity in the system.

RECENT DEVELOPMENTS

On December 21, 2007, China VoIP & Digital Telecom Inc., a Nevada corporation (the "Company"), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with an accredited institutional investor (the “Investor").  The aggregate purchase price was $5,000,000 and the investment was as follows:

* $5,000,000 of 8.75% Senior Secured Convertible Notes (the “Notes”) convertible into Company common stock at the Average Market Price (the “AMP”) as of the day immediately preceding the closing date (the “Conversion Price”), defined as $.5627.  The Notes will have a maturity date of 3 years from closing which can be extended by the Investor in its sole discretion for up to 2 additional years.  The Company can make interest payments in cash or registered stock at the Company’s option.  If paid in stock, the price used will be 85% of the AMP (the “Payment-in-Stock Price”).  The stock component of interest payment will be limited to 20% of the dollar value traded over the previous month.

The Notes will be senior secured obligations of the Company and will be secured by a first priority perfected security interest in all of Company and its subsidiaries, assets, and capital stock.  The Company will not be permitted to incur additional indebtedness without the Investor prior written consent.

The Investor may request that the Company repurchase up to 1/3rd of the Initial Investment amount on each of 12th and 24th month anniversaries of the closing (together  the “First Redemption Option”, “Second Redemption Option”, “First Redemption Date” and “Second Redemption Date”, respectively). If however, the arithmetic average of the closing price of the common stock in each 30 day period following the effectiveness of the registration statement until the First Redemption Date has been greater than 125% of the initial Conversion Price and the dollar trading volume during the same 30 day period has been greater than $3.0 million, then the Investor will waive its first Redemption option.  If the same conditions outlined above are met in any six months between the First Redemption Date and the Second Redemption Date, the Investor will waive its Second Redemption Option.

After one year following the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement), the Company will have the option to prepay the Notes at the greater of (i) 125% of the equity value and (ii) 125% of the issue price plus accrued and unpaid interest.  Upon being irrevocably notified by the Company of the Company’s desire to exercise the Company Optional Redemption (as defined in the Notes), the Investor will determine the date of the actual prepayment not to exceed 75 business days following the receipt of the notice.  If the Company exercises the Company Optional Redemption it will issue the Investor 55% 5-year warrant coverage with a strike price equal to the strike price of the existing warrants (the “Prepayment Warrants”).

Other than their relationship as a result of the Securities Purchase Agreement, there is no material relationship between the Company and any of the Investor.

The Investor received three series of warrants, titled Series A Warrant, Series B Warrant, Series C Warrant (collectively the “Warrants”). The Warrants are exercisable at price per share of $.5627 and are subject to economic anti-dilution protection.  The Series A Warrant is exercisable for 8,885,730 shares of the Company’s common stock and expires the date eighty four (84) months after the earlier of (A) such time as all of the Registrable Securities (as defined in the Registration Rights Agreement) are available for resale pursuant to an effective Registration Statement and (B) two (2) years after December 21, 2007.  The Series B Warrant is exercisable for 6,220,011 shares of the Company’s common stock and expires on the date on which the Notes issued pursuant to the Securities Purchase Agreement are no longer issued and outstanding.  The Series C Warrant is exercisable for 6,353,297 shares of the Company’s common stock and expires on the date sixty (60) months after the first time the Company elects a Company Optional Redemption.

Also on December 21, 2007, the Company executed a Registration Rights Agreement, which requires the Company to file a Registration Statement registering:

* all of the shares of Company common stock issuable upon conversion in full of the Notes;

* the Common Stock issuable upon exercise of the Warrants;

The registration statement of which this prospectus is a part has been filed pursuant to such Agreements, see “Selling Stockholder.”

THE OFFERING

Securities Covered Hereby

12,509,000 shares, which includes (i) 3,488,835 shares of common stock issuable to make interest payments towards the total $1,312,500 that will accrue on the Senior Secured Convertible Notes, (ii) 8,885,730 shares underlying Series A Warrant, and (iii) 134,435 shares underlying the Series B Warrant.

Common Stock Outstanding Prior to the Offering	53,008,000 shares

Common Stock to be Outstanding after the Offering

75,000,000 shares, assuming the selling stockholder convert the portion of their Senior Secured Convertible Note included herein and exercise all their warrants, and no conversion of other series of outstanding preferred stock nor exercise of the other outstanding warrants and options.

* Please note that this does not take into account the exercise and conversion limitations set forth in the Convertible Note and Warrants. Additionally, not all the shares issuable upon conversion of the note and exercise of the warrants offered in the financing are being registered in this Registration Statement.

Use of Proceeds

We will receive no proceeds from the sale or other disposition of the shares of common stock covered hereby by the selling stockholder.  However, we will receive $3,318,378.64 if all of the warrants for underlying shares included in this prospectus are exercised for cash.  We will use these proceeds for general corporate purposes.

OTC Electronic Bulletin Board Symbol	“CVDT”

DISCLOSURE REGARDING OUR RECENT FINANCING AND CONVERSION OF NOTES AND EXERCISE OF WARRANTS

Terms of Financing Documents

On December 21, 2007, China VoIP & Digital Telecom Inc., a Nevada corporation, (the "Company"), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with an accredited institutional investor, Castlerigg Master Investments, Ltd. ( the “Investor"), whom it has had no contractual relationships with in the past three years nor has any contractual relationship regarding an additional transaction outside of the financing discussed herein.  The transaction was closed on December 21, 2007 (“Closing Date”).  The aggregate purchase price was $5,000,000 and the investment was as follows:

* $5,000,000 of 8.75% Senior Secured Convertible Note (the “Note” or  “Senior Secured Convertible Note”) convertible into Company common stock at the Average Market Price (the “AMP”) as of the day immediately preceding the closing date (the “Conversion Price”), defined as $.5627.  The Note will have a maturity date of 3 years from closing which can be extended by the Investor in its sole discretion for up to 2 additional years.  The Company can make interest payments in cash or registered stock at the Company’s option.  If paid in stock, the price used will be 85% of the AMP (the “Payment-in-Stock Price”).  The stock component of interest payment will be limited to 20% of the dollar value traded over the previous month.

The Note will be senior secured obligations of the Company and will be secured by a first priority perfected security interest in all of Company and its subsidiaries, assets, and capital stock.  The Company will not be permitted to incur additional indebtedness without the Investor prior written consent.

The Investor may request that the Company repurchase up to 1/3rd of the Initial Investment amount on each of 12th and 24th month anniversaries of the closing (together  the “First Redemption Option”, “Second Redemption Option”, “First Redemption Date” and “Second Redemption Date”, respectively). If however, the arithmetic average of the closing price of the common stock in each 30 day period following the effectiveness of the registration statement until the First Redemption Date has been greater than 125% of the initial Conversion Price and the dollar trading volume during the same 30 day period has been greater than $3.0 million, then the Investor will waive its first Redemption option.  If the same conditions outlined above are met in any six months between the First Redemption Date and the Second Redemption Date, the Investor will waive its Second Redemption Option.

After one year following the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement), the Company will have the option to prepay the Note at the greater of (i) 125% of the equity value and (ii) 125% of the issue price plus accrued and unpaid interest.  Upon being irrevocably notified by the Company of the Company’s desire to exercise the Company Optional Redemption (as defined in the Note), the Investor will determine the date of the actual prepayment not to exceed 75 business days following the receipt of the notice.  If the Company exercises the Company Optional Redemption it will issue the Investor 55% 5-year warrant coverage with a strike price equal to the strike price of the existing warrants (the “Prepayment Warrants”).

Other than their relationship as a result of the Securities Purchase Agreement, there is no material relationship between the Company and any of the Investor.

The Investor received three series of warrants, titled Series A Warrant, Series B Warrant, Series C Warrant (collectively the “Warrants”). The Warrants are exercisable at price per share of $.5627 and are subject to economic anti-dilution protection.  The Series A Warrant is exercisable for 8,885,730 shares of the Company’s common stock and expires the date eighty four (84) months after the earlier of (A) such time as all of the Registrable Securities (as defined in the Registration Rights Agreement) are available for resale pursuant to an effective Registration Statement and (B) two (2) years after December 21, 2007 .  The Series B Warrant is exercisable for 6,220,011 shares of the Company’s common stock and expires on the date on which the Note issued pursuant to the Securities Purchase Agreement are no longer issued and outstanding.  The Series C Warrant is exercisable for 6,353,297 shares of the Company’s common stock and expires on the date sixty (60) months after the first time the Company elects a Company Optional Redemption.

Also on December 21, 2007, the Company executed a Registration Rights Agreement, which requires the Company to file a Registration Statement registering:

* all of the shares of Company common stock issuable upon conversion in full of the Note;

* the Common Stock issuable upon exercise of the Warrants;

 The Registration Statement must be filed not later than 45 days after the date of the Registration Rights Agreement and be declared effective not later than 120 days after the date thereof.  In the event that either of these deadlines has not been met, the Company is to pay cash delay payments equal to 2% per month which shall apply retrospectively from 90 days following closing.  If and when shares become freely tradable without any restriction so as to render the traditional registration statement unnecessary, registration delay penalties, if any will cease to accrue.  For avoidance of doubt, Investor counsel will determine if this condition is met.  If there is no SEC review, the Company will take the required actions to have the registration statement declared effective immediately.

However,  as of June 18, 2008, the the Registration Statement has not been declared effective and we have already paid $300,933  to the Investor.

Finally, according to the Secured Convertible Notes Agreement, we need to repay all principal to the investor in cash, as the following estimated chart, the Company has the full intention and a reasonable basis to believe that we will have the financial ability, to make all payments on the overlying securities; and based on information obtained from the selling shareholder, the selling shareholder does not have an existing short position in the company's common stock.

Historical figure:
	Initial capital (net assets as of December 31, 2006)	$2,197,238
	Operating cash inflow in 2007	$659,482
	Annual capital cash return	30%

Forecast:
	Initial capital	$2,197,238
	Cash return from last year	$659,482
	Net proceeds from convertible debt	$4,556,033
	Total capital	$7,412,753
	Annual capital return	30%
	Annual operating cash inflow	$2,223,826
A	3 years cash generated	$6,671,478

	Principle	$5,000,000
	Interest during 3 years	$1,312,500
B	Total cash need to be returned	$6,312,500

	Conclusion	A>B, cash enough

The foregoing descriptions do not purport to be a complete description of the terms of the documents, and this description is qualified in its entirety by the terms of the definitive documents or forms thereof which are attached as exhibits to the Current Report on Form 8-K, and is incorporated herein by reference.

Shares Outstanding Prior to the Transaction

The following table discloses certain information comparing the number of shares outstanding prior to the transaction, number of shares registered by the Selling Stockholders, or their affiliates, in prior registration statements (along with that number still held and number sold pursuant to such prior registration statement) and the number of shares registered for resale in this Registration Statement relating to the financing transaction.

Fees and Payments Associated with Transaction

The following table discloses the dollar amount of each payment (including the dollar value of any payments to be made in common stock) in connection with the financing transaction that the Company has paid, or may be required to pay to any Selling Stockholder, any affiliate of a Selling Stockholder, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction. The table also reflects the potential net proceeds to the Company from the sale of the Note and the total possible payments to all selling shareholder and any of their affiliates in the first year following the sale of convertible notes. We intend to use all proceeds received in connection with the financing transaction for general corporate, business development and working capital purposes.  For purposes of this table, we used the subscription aggregate of $5,000,000.

There are no other persons with whom any Selling Stockholder has a contractual relationship regarding the transaction.

Placement Agent Fee(1)	Structuring, Due Diligence and Legal Fees(2)	Maximum Possible Interest Payments(3)	Maximum Redemption Premium(4)	Maximum Possible Liquidated Damages(5)	Maximum First Year Payments(6)	Maximum Possible Payments(7)	Net Proceeds to Company(8)

$387,167	$55,000	$1,312,500	$ 1,250,00	$ 400,000	$7,087,500	$1,767,500	$4, 557,833

(1)	$387,167 was paid to America’s Growth Capital, LLC as placement agent for this financing.

(2)	The Company paid $55,000 in structuring, due diligence and legal fees to Anslow & Jaclin, LLP, our legal counsel in connection with the transaction.

(3)

Maximum amount of interest that can accrue at a simple interest rate of 8.75% per annum assuming the Senior Secured Convertible Note aggregating $5,000,000 were issued on December 21, 2007 and remain outstanding until the maturity date on December 21, 2010.  The Company, at its option, may pay accrued interest in either cash or, in shares of its common stock.

(4)

Under certain circumstances we have the right to redeem the full amount of the Senior Secured Convertible Note prior to the maturity date by repaying the principal and accrued and unpaid interest plus a redemption premium of 125% of the then outstanding principal balance. This represents the maximum redemption premium the Company would pay assuming we redeem all of the Senior Secured Convertible Note twelve (12) months from December 21, 2007.

(5)

Under certain circumstances we may be assessed liquidated damages prior to the maturity date equal to 2% of the aggregate subscription amount if this registration statement is not deemed effective by the SEC 120 days after the issuance of the Senior Secured Convertible Note or, among other things, we fail to cure any defects in a request for acceleration of this registration statement, or fail to file a pre-effective amendment of this registration statement.  This represents the maximum liquidated damages the Company would pay assuming this registration statement is not deemed effective 120 days after the issuance of the Senior Secured Convertible Note.

Pursuant to the Registration Rights Agreement, we will continue to accrue liquidated damages of 2% of the aggregate subscription amount, or $100,000, per month beginning 90 days from December 21, 2007 if the Registration Statement has not be declared effective within 120 days after December 21, 2007.  We are liable for damages in the amount of $100,000 payment due on March 20 (90 days after closing); April 19 (120 days after closing); May 19 (150 days after closing) and June 18 (180 days after closing).

According to the Registration Rights Agreement by and between the Company and the Investor, the Company shall no longer be obligated to pay Registration Delay Payments if the Investor may sell all of the Registrable Securities covered by such Registration Statement without restriction or limitation pursuant to Rule 144.  After June 19, 2008, which is 6 months from the issuance of shares, the Investor can sell all of the registrable securities hereto without restriction pursuant to Rule 144 promulgated under the 1933 Act.

Therefore, the maximum possible liquidated damages for all registration delay payments will cease on June 18, 2008 and the damages are capped at $400,000, accordingly.  The Company already paid $300,933 delay payments to the Investor.

While the cap in damages of $400,000 is our interpretation of the financing documents, the Investor may interpret the documents differently and determine that the liquidated damages are not capped and therefore there is no contractual limitation on the liquidated damages payable by the Company under the convertible note transaction documents.

(6)

Total maximum payments that the Company may be required to pay to the Selling Stockholder for the twelve (12) months following the sale of all Note, which is comprised of $437,500 in first year interest and $ 400,000 in liquidated damages. If we redeemed the Note one year from the Issuance Date, then the total payments would be $ 7,087,500, which is calculated by adding the outstanding principal ($5,000,000), plus liquidated damages ($400,000), plus maximum redemption premium ($1, 250,000) which includes total first year interest payments ($ 437,500).

(7)

Total maximum payments payable by the Company, includes structuring, due diligence and legal fees of $55,000, maximum possible interest of $1,312,500 and maximum possible liquidated damages of $ 400,000.

(8)	Total net proceeds to the Company are calculated by deducting the placement agent fee and the structuring and due diligence fees and legal fees.

5

Total Possible Profit Selling Stockholder Could Realize

Senior Secured Convertible Note

The following table discloses the total possible profit Selling Stockholders could realize as a result of the conversion discount for the securities underlying the Note.  For purposes of this table, we assumed that the subscription aggregate of $5,000,000 in Senior Secured Convertible Note was issued on December 21, 2007.

Market Price(1)	Conversion Price(2)	Shares Underlying Note(3)	Combined Market Price of Shares(4)	Total Conversion Price(5)	Total Possible Discount to Market Price(6)

$0.60	$0.5627	8,885,730	$5,331,438	$5,000,000.00	$331,438.00

__________________

(1)	Market price per share of our common stock on the Issuance Date (December 21, 2007).

(2)

The original fixed conversion price is $0.5627.   However, the conversion price is subject to change upon the occurrence of certain events as follows:

(a) Voluntary Adjustment By Company. The Company may at any time during the term of this Note reduce the then current  conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(b) Milestone Adjustment.  If the Company fails to meet any of the Financial Milestones (as defined below) (each a "Milestone Failure"), then upon such Milestone Failure, the then current Conversion Price hereunder shall be reset on the tenth (10th) Trading Date after the earlier to occur of the applicable Announcement Date (as defined below) or Announcement Date Deadline (as defined below) to the lower of (i) the then existing Conversion Price and (ii) the Average Market Price as of the date that is ten (10) Trading Days after such Announcement Date or Announcement Date Deadline, as applicable.

"Financial Milestones" means minimum Net Revenue and EBITDA as follows:

$6.0 million of Net Revenue and $1.625 million of EBITDA reported for the six month period ending June 30, 2008;

$16.5 million of Net Revenue and $4.575 million of EBITDA reported for the twelve month period ending December 31, 2008;

$26.4 million of Net Revenue and $7.3 million of EBITDA reported for the twelve month period ending December 31, 2009.

(c) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(3)	Total number of shares of common stock underlying the Note assuming full conversion of the aggregate principal amount as of the Issuance Date.

(4)

Total market value of shares of common stock underlying the Note assuming full conversion of the aggregate principal amount as of the Issuance Date based on the market price of the common stock on the Issuance Date.

(5)	Total value of shares of common stock underlying the Note assuming full conversion as of the aggregate principal amount as of the Issuance Date based on the conversion price.

(6)	Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)).

Warrants

We also issued to Selling Stockholder a Warrant B to purchase an aggregate of 5,897,243 shares of our common stock, exercisable at a price per share of $0.5627.  The Warrants may also be exercised on a “cashless” basis if at any time after one year from the closing of the Purchase Agreement, there is no effective registration statement, or no current prospectus available for, the resale of the shares underlying the Warrants (the “Warrant Shares).  The following table discloses the total possible profit Selling Stockholders could realize as a result of the cashless exercise of the Warrants.

Market Price(1)	Exercise Price(2)	Shares Underlying Warrants(3)	Combined Market Price(4)	Total Conversion Price(5)	Total Possible Discount to Market Price(6)

$0.60	$.5627	5,897,243	$3,538,345.80	$3,318,378.64	$219,967.16

(1)	Market price per share of our common stock on the Issuance Date (December 21, 2007).

(2)

The exercise price per share of our common stock underlying the Warrants is fixed at $0.5627 except that the Warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price.

(3)

Total number of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date. Upon certain adjustments of the exercise price of the warrants, the number of shares underlying the Warrants may also be adjusted such that the proceeds to be received by us would remain constant.

(4)	Total market value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the market price of the common stock on the Issuance Date.

(5)	Total value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the exercise price.

(6)

Discount to market price calculated by subtracting the total exercise price (result in footnote (5)) from the combined market price (result in footnote (4)). The result of an exercise of the Warrants at the exercise price and a sale at the market price would be a gain to the Selling Stockholder. Since the current closing price of our common stock is more than the Warrants’ exercise price, the Warrants are in the money and a profit of $219,967.16 would be realized as of December 21, 2007.

Total Possible Profit Selling Shareholder Could Realize as a Result of the Redemption Conversion Discount

The following table summarizes the possible profit the selling shareholder could realize as a result of the redemption conversion discount used if the Company opts to pay the mandatory redemption payments under the Note in shares of common stock.  For purposes of this table, we assumed that the subscription aggregate of $5,000,000 in Senior Secured Convertible Note was issued on December 21.

Market Price(1)	Conversion Price (2)	Total Possible Shares Issuable Upon Redemption of the Note(3)	Combined Market Price of the Total Number of Shares Issuable Upon Redemption(4)	Total Redemption Conversion Price(5)	Total Possible Discount to Market Price(6)

$0.60	$0.5627	8,885,730	$5,331,438.00	$5,000,000.00	$331,438.00

(1)	Market price per share of our common stock on January 24, 2008.

(2)	The original fixed conversion price is $0.5627.

(3)

This represents the maximum redemption premium the Company would pay in shares of common stock based on the fixed $0.5627 conversion price and if we redeem all of the Note twelve (12) months from December 21, 2007.  This calculation of $5,000,000 assumes no interest payments and complete redemption throughout the term of the Note.

(4)

The combined market price of the total number of shares issuable upon redemption of the Note is calculated by using the market price per share on the date of the sale of the notes and the total possible shares issuable upon redemption.

(5)

The combined redemption conversion price used to convert the Company’s mandatory redemption payments into securities, calculated by using the redemption conversion price on the date of the sale of the notes and the total possible number of shares the selling shareholder may receive.

(6)	Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)).

Total Possible Profit Selling Shareholder Could Realize as a Result of the Interest Conversion Discount

The following table summarizes the possible profit the selling shareholder could realize as a result of the interest conversion discount used if the Company opts to pay the interest payments on the Note in shares of common stock.

For purposes of this table, we assumed that the subscription aggregate of $5,000,000 Senior Secured Convertible Note was issued on December 21, 2007.

Market Price(1)	Conversion Price (2)	Total Possible Shares Issuable to Pay Interest on the Note(3)	Combined Market Price of the Total Number of Shares Issuable to Pay Interest on the Note(4)	Total Interest Conversion Price(5)	Total Possible Discount to Market Price(6)

$0.60	$0.5627	539,774	$323,864.40	$303,730.83	$20,133.57

(1)	Market price per share of our common stock on January 24, 2008

(2)	The original fixed conversion price is $0.5627.

(3)

This represents the maximum interest payment the Company would pay in shares of common stock based on the fixed conversion price $0.5627 is the lesser conversion price and if we redeem all of the Note twelve (12) months from December 21, 2007.  This represents solely the interest premium ($303,730.46) the Company would pay assuming we redeem all of the Note twelve (12) months from December 21, 2007.

(4)

The combined market price of the total number of shares issuable to pay interest on the Note is calculated by using the market price per share on the date of the sale of the notes and the total possible shares issuable to pay the interest payments on the Note.

(5)

The total possible shares the selling shareholder may receive and the combined interest conversion price used to convert the Company’s interest payments into securities, calculated by using the redemption conversion price on the date of the sale of the notes and the total possible number of shares the selling shareholder may receive.

(6)	Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)).

Net Proceeds Payable to the Company and Combined Total Possible Profit Selling Stockholders Could Realize

The following table summarizes the potential proceeds available to the Company pursuant to the financing with the Investor and the Investor’s return on investment.  For purposes of this table, we assumed that the subscription aggregate of $5,000,000 in the Senior Secured Convertible Note was issued on December 21, 2007.

Gross Proceeds Payable to Company(1)	Maximum Possible Payments by Company(2)	Net Proceeds to Company(3)	Combined Total Possible Profit to Investor From Convertible Notes and Warrants (4)	All Payments + Possible Profit / Net Proceeds(5)	All Payments + Possible Profit / Net Proceeds Averaged Over 5 Years(6)

$5,000,000	$1,767,500	$4,557,833	$ 551,405.16	50.88%	10.18%

(1)	Total amount of the Note.

(2)

Total maximum payments payable by the Company, includes structuring, due diligence and legal fees of $55,000, maximum possible interest of $1,312,500 and maximum possible liquidated damages of $400,000.  Please see the seventh column of our first table within the “Fees and Payments Associated With This Transaction” which also describes the total maximum payments payable by the Company.

(3)

Total net proceeds to the Company is calculated by deducting the placement agent fee and  the structuring and due diligence fees and legal fees from the  principal $5,000,000. Please see the eighth column our first table within the “Fees and Payments Associated With This Transaction” which also describes the total net proceeds to the Company.

(4)

The number is calculated by combining the footnote 6 ($331,438.00) in table Total Possible Profit Selling Stockholder Could Realize from Senior Secured Convertible Note  and foot 6 ($219,967.16) in table Total Possible Profit Selling Stockholder Could Realize  from Warrants

(5)	Percentage equals to $1,767,500 (footnote 2) plus $551,405.16 (footnote 4) dividend by $4,557,833 (footnote 3) which represents as 50.88%.

(6)	Calculated by dividing 50.88% (footnote 5) by 5.

Number of shares outstanding prior to convertible note transaction held by persons other than the Selling Stockholders, affiliates of the Company and affiliates of the Selling Stockholders.

53,008,000

Number of shares registered for resale by Selling Stockholders or affiliates in prior registration statements.

                                                                                                                                        0

Number of shares registered for resale by Selling Stockholders or affiliates of Selling Stockholders that continue to be held by Selling Stockholders or affiliates of Selling Stockholders.                        0

Number of shares sold in registered resale by Selling Stockholders or affiliates of Selling Stockholders.

0

Number of shares registered for resale on behalf of Selling Stockholders or affiliates of Selling Stockholders in current transaction.

12,509,000

Repayment, Shorting and Prior Transactions with the Selling Stockholder

The Company intends to repay the overlying securities and believes that it will have the financial ability to make all payments on the Senior Secured Convertible Note when they become due and payable. To the best of our knowledge, and based on information obtained from the Selling Stockholder, none of the selling shareholder have an existing short position in the Company’s common stock.

Other than its issuance and sale of the Note and the Warrants to the Selling Stockholder, the Company has not in the past three (3) years engaged in any securities transaction with any of the Selling Stockholder, any affiliates of the Selling Stockholder, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom the Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons). In addition, other than in connection with the contractual obligations set forth in the transaction documents filed as Exhibits to our Form 8-K filed December 26, 2007, including the (i) the Securities Purchase Agreement, (ii) the Note and the Warrants and (iii) the Security Agreement, (iv) the Perfection Certificate, (vii) the Officer’s Certificate, (viii) the Director’s Certificate, (x) the Pledge Agreement, and (vi) the Guaranty, the Company does not have any agreements or arrangements with the Selling Stockholder with respect to the performance of any current or future obligations.

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the Consolidated Financial Statements appearing elsewhere in this prospectus and should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this prospectus.

Year Ended March 31,2008

Summary of Operations	2008	2007

TTotal revenues	$1,999,741	988,134
Net income (loss)	(4,598,345)	134,049
Net profit (loss) per common share (basic and diluted)	$(0.080)	0.003
Weighted average common shares outstanding, basic and diluted	53,008,000	51,758,000

Statement of Financial Position	As of March 31, 2008	As of March 31, 2007

Cash and cash equivalents	$4,355,265	$5,346,165

Total assets	10,117,023	9,185,216
Working capital	(12,104,087)	(1,173,279)
Long-term debt	462,963	46,296
Stockholders’ equity	(3,196,994)	1,107,257

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholder are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment. The risks and uncertainties described below are not the only risks facing us.

Risks Related to Our Business

We depend on our key management personnel and the loss of their services could adversely affect our business.

We place substantial reliance upon the efforts and abilities of our executive officers, Li Kinwu, our Chairman, Chief Executive Officer and Chief Financial Officer and Wang Qinghua, our Chief of Technology. The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man life insurance on the lives of these individuals.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues and our failure to manage growth will cause a disruption of our operations resulting in the failure to generate revenue.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We may have difficulty raising necessary capital to fund operations as a result of market price volatility for our shares of common stock.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

We may incur significant costs to ensure compliance with U.S. corporate governance and accounting requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may never issue dividends.

We did not declare any dividends for the year ended December 31, 2006 and have not declared any dividends to date in 2007. Our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Future acquisitions may have an adverse effect on our ability to manage our business.

If we are presented with appropriate opportunities, we may acquire complementary technologies or companies. Future acquisitions would expose us to potential risks, including risks associated with the assimilation of new technologies and personnel, unforeseen or hidden liabilities, the diversion of management attention and resources from our existing business and the inability to generate sufficient revenues to offset the costs and expenses of acquisitions. Any difficulties encountered in the acquisition and integration process may have an adverse effect on our ability to manage our business.

We may have difficulty defending our intellectual property rights from infringement resulting in lawsuits requiring us to devote financial and management resources that would have a negative impact on our operating results.

We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with certain of our employees, customers and others to protect our proprietary rights. We have received trademark and patent protection for certain of our products in the People's Republic of China. No assurance can be given that our patents and licenses will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantages to us. There can be no assurance that we will be able to obtain a license from a third-party technology that we may need to conduct our business or that such technology can be licensed at a reasonable cost.

We have limited business insurance coverage in China.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. As a result, we do not have any business liability or disruption insurance for our operations in China. Any business disruption, litigation or natural disaster may result in substantial costs and diversion of our resources.

Risks Related to Our Industry

If VoIP technology fails to gain acceptance among mainstream consumers, our ability to grow our business will be limited.

The market for VoIP service is continuing to rapidly evolve. We currently generate most of our revenue from the sale of VoIP services and related products to residential customers. Revenue generated from sales to residential customers will continue to account for most of our revenue for the foreseeable future. We believe that a significant portion of our initial residential customers are early adopters of VoIP technology. However, in order for our business to continue to grow and to become profitable, VoIP technology must gain acceptance among mainstream consumers, who tend to be less technically knowledgeable and more resistant to new technology services. Because potential VoIP customers need to connect additional hardware not required for the use of traditional telephone service, mainstream consumers may be reluctant to use our service. We have shifted our focus of advertising to reach out to the mainstream consumer and increase brand awareness, primarily with new television commercials. However, if mainstream consumers choose not to adopt our technology, our ability to grow our business will be limited.

Regulation of VoIP services is developing and therefore uncertain, and current or future legislative, regulatory or judicial actions could adversely affect our business and expose us to liability.

Our business has developed in an environment largely free from government regulation. However, the United States and other countries have begun to assert regulatory authority over VoIP and are continuing to evaluate how VoIP will be regulated in the future. Both the application of existing rules to us and our competitors and the effects of future regulatory developments are uncertain.

Current or future legislative, judicial or other regulatory actions could have a negative effect on our business. If we become subject to the rules and regulations applicable to telecommunications providers in individual states, we may incur significant litigation and compliance costs, and we may have to restructure our service offerings, exit certain markets or raise the price of our services, any of which could cause our services to be less attractive to customers. In addition, future regulatory developments could increase our cost of doing business and limit our growth.

Our international operations are also subject to regulatory risks, including the risk that regulations in some jurisdictions will prohibit us from providing our services cost-effectively or at all, which could limit our growth. Currently, there are several countries where regulations prohibit us from offering service. In addition, because customers can use our services almost anywhere that a broadband Internet connection is available, including countries where providing VoIP services is illegal, the governments of those countries may attempt to assert jurisdiction over us, which could expose us to significant liability and regulation.

Risks Related to Our Private Placement of Senior Convertible Note and Warrants and this Offering

In order to raise sufficient funds to continue operations, we may have to issue additional securities at prices which may result in substantial dilution to our shareholder.

If we raise additional funds through the sale of equity or convertible debt, current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of Common Stock outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our Common Stock. We cannot assure that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

The shares issuable upon exercise of the Warrants issued to the Castlerigg Master Investments Ltd. are required to be registered with the Commission. We are subject to adverse consequences if the shares are not registered with the Commission within defined time periods.

The Registration Rights Agreement with the Original Note Holder requires us to file a registration statement for the resale of the 317,394 shares issuable upon exercise of the Class A Warrant. The registration statement must be filed within 45 days of December 31, 2007, must be declared effective by the Commission within 120 days, and must remain effective and available for use until earlier of the date the Castlerigg Master Investments Ltd. can sell all of the securities covered by the registration statement without restriction pursuant to Commission Rule 144 and the date all of such securities have been sold pursuant to the registration statement. If we fail to meet the deadlines for the filing or the effectiveness of the registration statement we will be subject to cash delay payments equal to 2% per month which shall apply retroactively from 90 days before closing.

The shares issued to Castlerigg Master Investments Ltd.  upon conversion of the Note are required to be registered with the Commission. We are subject to adverse consequences if the shares are not registered with the Commission within defined time periods.

The Registration Rights Agreement with the Buyer requires us to file a registration statement for the resale of the shares issuable upon conversion of the Note. The registration statement must be filed within 5 days after we receive stockholder approval for the issuance of such shares or exemption from NASDAQ from such requirement, must be declared effective by the Commission within 120 days (or 90 days if there is no review of the registration statement by the Commission), and must remain effective and available for use until earlier of the date all of such securities have been sold pursuant to the registration statement or the second anniversary of the date of the conversion of the Note. If we fail to meet the deadlines for the filing or the effectiveness of the registration statement, we are required to pay monthly liquidated damages of 1% of the outstanding principal amount of the Note plus accrued interest thereon until such failure is cured. The total penalties payable for failure to have a registration statement declared effective are capped at 12%.

Our Common Stock could be subject to extreme volatility.

Our Common Stock is currently traded on OTCBB.  The trading volume of our Common Stock each day is relatively low. Because of this limited liquidity, stockholders may be unable to sell their shares. Moreover, this means that sales or purchases of relatively small blocks of stock can have a significant impact on the price at which our stock is traded. The trading price of our Common Stock has, from time to time, fluctuated widely and may be subject to similar fluctuations in the future. The trading price of our Common Stock may be affected by a number of factors, including events described in the Risk Factors set forth in this prospectus, as well as our operating results, financial condition, public announcements by us, general conditions in the solar cell industry, and other events or factors. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our Common Stock. These fluctuations may have a negative effect on the market price of our Common Stock.

The influx of additional shares of our Common Stock into the market may create downward pressure on the trading price of our Common Stock.

The initial sale or secondary resale of significant amounts of our Common Stock in the public markets could have an adverse effect on the market price of our Common Stock. As a result, you may lose all or a portion of your investment and we may experience difficulty in selling our equity securities in the future at prices that we deem to be appropriate. This prospectus covers the resale of up to 12,509,000 shares of our Common Stock. Due to the significance of the number of shares being registered, as compared to our presently outstanding shares, the entry of those shares into the public market or the mere expectation of the entry of those shares into the public market, could adversely affect the market price of our Common Stock and could impair our ability to obtain capital through securities offerings.

The significant downward pressure on the market price of our Common Stock that would result from the sale of a significant amount of such shares of Common Stock could also encourage “short sales.” These “short sales” occur when an investor commits to sell a security that he or she does not own at the time such commitment is made, but that the investor hopes to buy in earnest at a lower price in the future before he or she must deliver the security to the counterparty on the original sale.  Investor typically engages in short selling when they believe that the price of the underlying security will decline before the time of settlement. In the event of a significant increase in short selling of our Common Stock, other investor may interpret such increase as a sign that the market price of our Common Stock will decline, causing further downward pressure on the market price.

Substantial Voting Power May be Concentrated in the Hands of Certain Stockholders.

Upon conversion of the Note, Castlerigg Master Investments Ltd. would acquire 8,885,730 shares of our Common Stock. This amount equates to approximately 11.84% of our outstanding Common Stock, after giving effect to such issuance and the other transactions contemplated hereby.

As long as the Series A Warrants, Series B Warrants and the Series C Warrants are outstanding, it may limit our ability to raise additional funds.

During the term that the Series A Warrants, Series B Warrants and the Series C Warrants (the “Warrants”) are outstanding, the holders of the Warrants are given the opportunity to profit from a rise in the market price of our Common Stock. In addition, the Warrants are not redeemable by us. We may find it more difficult to raise additional equity capital while the Warrants are outstanding. At any time during which the Warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

Risks Related To Doing Business in China

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our services and materially and adversely affect our competitive position.

Our business operations are primarily conducted in China. We also believe that a significant portion of the terminal devices we design are sold to end users in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to the economic, political and legal developments of China. Since the late 1970s, the PRC government has been reforming the economic system in China. These reforms have resulted in significant economic growth. However, we cannot predict the future direction of economic reforms or the effects such measures may have on our business, financial position or results of operations. Any adverse change in the economic conditions in China, in policies of the PRC government or in laws and regulations in China, could have a material adverse effect on the overall economic growth of China and investment in the VoIP industry. Such developments could materially and adversely affect our business, lead to reduction in demand for our services and materially and adversely affect our competitive position.

Our business benefits from certain tax incentives, and changes to these tax incentives could adversely affect our operating results.

The PRC government has provided various tax incentives to domestic high technology companies, including our PRC subsidiaries, in order to encourage the development of technology companies. Our subsidiaries in China are also entitled to a turnover tax exemption relating to their income derived from any technology development agreement and technical transfer agreement which has been registered with the relevant government authority.

On March 16, 2007, the National People’s Congress, the Chinese legislature, passed a new tax law, which is scheduled to take effect on January 1, 2008. The new law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises. There are enterprises that have already been established prior to the promulgation of the new law and enjoyed low tax rates according to the provisions of the tax laws and administrative regulations that were in force before the promulgation of the new law. Such enterprises may continue to enjoy the preferential tax treatments within five years after the new law is promulgated, and then gradually transition to the tax rate provided in the new law. Enterprises that enjoy the preferential treatment of tax exemption for a fixed term may continue to enjoy such treatment after the promulgation of the new law until such fixed term expires. However, for enterprises that have not yet started to enjoy the preferential tax treatments due to the fact that they have not been profitable, the term of the preferential tax treatments would start running from the year the new law is promulgated, regardless of whether or not they are profitable on such year. Preferential tax treatments will continue to be granted to entities that conduct businesses in certain encouraged sectors and to entities otherwise classified as “new and high technology enterprise,” whether foreign-invested enterprises or domestic companies. Our subsidiaries’ qualifications are subject to an annual assessment by the relevant government authority in China. Thus, there is no assurance that our subsidiaries in China will continue to receive such or any other preferential tax treatment. If any of these incentives are reduced or eliminated by government authorities in the future, the effective tax rates of our subsidiaries in China and our effective tax rates on a consolidated basis could increase significantly. Any such change could adversely affect our operating results.

Our subsidiaries in China are subject to restrictions on dividend payments, making other payments to us or any other affiliated company and borrowing or allocating tax losses among our subsidiaries.

We are a holding company incorporated in Nevada. We conduct substantially all of our operations through our subsidiaries in China. Current PRC regulations permit our subsidiaries in China to pay dividends only out of their respective accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our subsidiaries in China are each required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends. In addition, current PRC regulations prohibit inter-company borrowings or allocation of tax losses among our subsidiaries in China. Further, if any of our subsidiaries in China incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

Fluctuations in exchange rates could result in foreign currency exchange losses.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in a greater fluctuation range between Renminbi and the U.S. dollar. For example, the daily fluctuation range between the Renminbi and the U.S. dollar reached 160 basis points, or 0.16%, on September 15, 2006. From July 21, 2005 to June 25, 2007, the Renminbi cumulatively appreciated approximately 8.0% over the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

 Substantially all of our revenues are denominated in RMB, while a small portion of our cost of revenues is denominated in U.S. dollars. Fluctuations in exchange rates, primarily those involving the U.S. dollar, may affect our cost of revenues and profit margins as well as our net income. In addition, these fluctuations could result in exchange losses and increased costs in RMB terms. Furthermore, as we rely entirely on dividends paid to us by our subsidiaries in China, any significant revaluation of the RMB may have a material adverse effect on the value of, and any dividends payable on our ADSs in foreign currency terms. If we decide to convert RMB we receive from our subsidiaries into U.S. dollars for the purpose of distributing dividends on our ordinary shares or for other purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions to reduce our exposure to foreign currency exchange risk. In addition, our currency exchange losses may be magnified by China’s exchange control regulations that restrict our ability to convert RMB into U.S. dollars.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Because substantially all of our revenues are denominated in RMB, any restrictions on currency exchange may limit our ability to use revenues generated in RMB to fund any business activities we may have outside China or to make dividend payments in U.S. dollars. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under these rules, RMB are freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loan or investment in securities outside China unless the prior approval of the State Administration of Foreign Exchange, or SAFE, is obtained. Although the PRC government regulations now allow greater convertibility of RMB for current account transactions, significant restrictions still remain. For example, foreign exchange transactions under our subsidiaries’ capital account, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval of the State Administration of Foreign Exchange. These limitations could affect our ability to obtain foreign exchange for capital expenditures. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of RMB, especially with respect to foreign exchange transactions.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct substantially all of our business through our subsidiaries established in China. Our subsidiaries are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises and Sino-foreign joint ventures. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system is still evolving, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

We will not receive any portion of the proceeds from the sale or other disposition of the shares of common stock covered hereby, or interests therein, by the selling stockholder.  We may receive proceeds of up to $3,318,378.64 if all the warrants held by the selling stockholder are exercised for cash. Management currently anticipates that any such proceeds will be utilized for working capital and other general corporate purposes. We cannot estimate how many, if any, warrants may be exercised as a result of this offering or that they will be exercised for cash.

We are obligated to bear the expenses of the registration of the shares. We anticipate that these expenses will be approximately $40,000.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

MARKET FOR OUR COMMON STOCK

Principal Market and Market Prices

Our common stock is traded on the over-the-counter market on the OTC Electronic Bulletin Board (OTCBB) under the symbol CVDT.

The following table sets forth, for the calendar quarters indicated, the reported high and low bid quotations per share of the common stock as reported on the OTCBB.  These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

Fiscal Period	Fiscal Year Ending 12/31/08		Fiscal Year Ended 12/31/07		Fiscal Year Ended 12/31/06
	High	Low	High	Low	High	Low
First Quarter	$0. 92	$0.40	$4.94	$2.01	$---- (2)	$---- (2)
Second Quarter	0.67 (1)	0. 48 (1)	2.34	1.11	---- (2)	---- (2)
Third Quarter			1.19	0.46	2.28	2.02
Fourth Quarter			1.65	0.41	3.70	2.50

(1) Reflects prices through May 16, 2008

(2) At this time, our common stock was not traded publicly.

We have not paid any dividends on our shares of common stock since inception and do not expect to declare any dividends on our common stock in the foreseeable future.  Any declared dividend in the future would be subject to the terms of the outstanding preferred stock at that time.

Approximate Number of Holders of Our Common Stock

On May 19, 2008, there were approximately 86 holders of record of the common stock.  Since some of our shares of common stock are held in street or nominee name, it is believed that there are a substantial number of additional beneficial owners of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Safe Harbor Declaration

The comments made throughout this S-1 report should be read in conjunction with our financial statements and the notes thereto, and other financial information appearing elsewhere in this document. In addition to historical information, the following discussion and other parts of this document contain certain forward-looking information. When used in this discussion, the words, "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from projected results, due to a number of factors beyond the Company’s control. The Company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are also urged to carefully review and consider the Company’s discussions regarding the various factors, which affect company business, included in this section and elsewhere in this report.

Plan of Operation

We were originally incorporated in Nevada on October 18, 2004 as a development stage company named “Crawford Lake Mining, Inc.” in the business of mineral exploration.  On August 17, 2006, we entered in an agreement with Jinan Yinquan Technology Co., Ltd., a Chinese registered company.  Upon the effectiveness of the Acquisition, the Company succeeded to the business of Jinan Yinquan, which will be continued as its sole line of business. Accordingly, the Company has changed its name to China VoIP & Digital Telecom Inc. and has also changed its symbol to CVDT.

During the next twelve months, we expect to take the following steps in connection with the development of our business and the implementation of our plan of operations:

•

We intend to continue with our marketing strategies to market our NPSoft Switch System in the People's Republic of China. We currently offer our products to 17 cities within the Shandong Province, Shanghai, Beijing, 3 cities within Zhejiang Province and 1 city in Anhui Province.  Furthermore, our NP Soft Switch system is being tested in 2 other markets.

•

Along with the continued marketing activities of our current products and services, we are also developing other telecommunication technologies in order to complement our VOIP product offering.

•

During the next twelve months, the Company expects to roll out new technologies and also expand into new markets within the People's Republic of China.

Our aggressive expansion plan will be replied on such capital support.  We can not assure the successful result of fund raising.  As such, we may not execute our initial business strategy or plan as expected, and furthermore, our competitors may stand in a better position than us, which results in an adverse effect on our business, although we believe that currently, even without such funds, we can still run a healthy business within our already occupied markets.

Critical Accounting Policies

In preparing our financial statements, we make estimates, assumptions and judgments that can have a significant impact on our net revenue, operating income or loss and net income or loss, as well as on the value of certain assets and liabilities on our balance sheet. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements, so we consider these to be our critical accounting policies. Senior management has discussed the development and selection of these critical accounting policies and their disclosure in this Report with the Audit Committee of our Board of Directors.  We believe the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments: revenue recognition; allowance for doubtful accounts; income taxes; stock-based compensation; asset impairment.

Revenue Recognition

In accordance with generally accepted accounting principles ("GAAP") in the United States, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collection of the resulting receivable is reasonably assured. Noted below are brief descriptions of the product or service revenues that the Company recognizes in the financial statements contained herein.

Sale of goods

Revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as advances from customers

Rendering of services

When the provision of services is started and completed within the same accounting year, revenue is recognized at the time of completion of the services.

When the provision of services is started and completed in different accounting year, revenue is recognized using the percentage of completion method.

Amounts collected prior to satisfying the above revenue recognition criteria are included in deferred revenue.

Allowance for doubtful accounts

We maintain an allowance for doubtful accounts to reduce amounts to their estimated realizable value. A considerable amount of judgment is required when we assess the realization of accounts receivables, including assessing the probability of collection and the current credit-worthiness of each customer. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional provision for doubtful accounts could be required. We initially record a provision for doubtful accounts based on our historical experience, and then adjust this provision at the end of each reporting period based on a detailed assessment of our accounts receivable and allowance for doubtful accounts. In estimating the provision for doubtful accounts, we consider: (i) the aging of the accounts receivable; (ii) trends within and ratios involving the age of the accounts receivable; (iii) the customer mix in each of the aging categories and the nature of the receivable; (iv) our historical provision for doubtful accounts; (v) the credit worthiness of the customer; and (vi) the economic conditions of the customer's industry as well as general economic conditions, among other factors.

Income taxes

We account for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. SFAS 109 prescribes the use of the liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we establish a valuation allowance. To the extent we establish a valuation allowance, or increase or decrease this allowance in a period, we increase or decrease our income tax provision in our statement of operations. If any of our estimates of our prior period taxable income or loss prove to be incorrect, material differences could impact the amount and timing of income tax benefits or payments for any period.

The Company operates in several countries. As a result, we are subject to numerous domestic and foreign tax jurisdictions and tax agreements and treaties among the various taxing authorities. Our operations in these jurisdictions are taxed on various bases: income before taxes, deemed profits and withholding taxes based on revenue. The calculation of our tax liabilities involves consideration of uncertainties in the application and interpretation of complex tax regulations in a multitude of jurisdictions across our global operations.

We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. The tax liabilities are reflected net of realized tax loss carry forwards. We adjust these reserves upon specific events; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when the contingency has been resolved and the liabilities are no longer necessary.

Changes in tax laws, regulations, agreements and treaties, foreign currency exchange restrictions or our level of operations or profitability in each taxing jurisdiction could have an impact upon the amount of income taxes that we provide during any given year.

Asset Impairment

We periodically evaluate the carrying value of other long-lived assets, including, but not limited to, property and equipment and intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Significant estimates are utilized to calculate expected future cash flows utilized in impairment analyses. We also utilize judgment to determine other factors within fair value analyses, including the applicable discount rate.

Results of Operations for the three months Ended March 31, 2008

During the three months ended March 31, 2008, we recorded revenue of $1,999,741 as compared to $988,134 of same period of 2007, an increase of $1,011,607 or 102%.  The sharp increase of revenue is mainly contributed to more acceptances of our products and services.  In addition, with the fund support, we are able to expand to more geographic areas.

Cost of sales increased to $1,007,556 during the three months ended March 31, 2008 from $770,424 during the same period of 2007, an increase of $237,132 or 31%.  The increase is mainly due to the increase of actual dialing time for all customers which are general in line with the increase of revenue.

The gross profit increased from $217,710 in the three months ended March 31, 2007 to $992,185 during the three months ended March 31, 2008.  The increase of 356% or $774,475 is due to the increase of revenue.  The increase of gross margin is mainly due to the change in revenue segments.

Selling, general and administrative expenses were $282,745 during the three months ended March 31, 2008 as compared to $79,681 during the same period of 2007, an increase of $203,064 or 255%.  The increase was mainly contributed to the marketing expenses in order to achieve higher revenue and more administrative expenses in relation to more sales offices in China.

Depreciation and amortization expenses increased by 197% or $28,547 to $43,006 during the period ended March 31, 2008 as compared to the same period of 2007.  The increase is mainly attributed to the increase of equipments used for current business and future expansion purposes.

We recorded operation gain of $666,434 during the three months ended March 31, 2008 as compared to $123,570 during the same period of 2007.  This is mainly due to the big gross profit earned in the quarter ended March 31, 2008.

Other income/(expenses) recorded other expense of amortization of convertible debt of $416,667, interest expenses of $187,500 and other expenses of change in derivative liability of $4,671,258 during the three months ended which were resulted from convertible notes issued in December of 2007.  The expenses of change in derivative liability of $4,671,258 were varied in accordance with our stock market price.  After setting-off other incomes, net other expenses recorded $5,250,460 during the three months ended March 31, 2008 compared to the gain of $10,479 during the same period of 2007.

Net loss recorded $4,598,345 during the three months ended March 31, 2008 as compared to gain of $134,049 during the same period of 2007.  The loss in 2008 was mainly due to the other expenses incurred in 2008.

Liquidity and Capital Resources

Cash used by operating activities were $801,315 during the three months ended March 31, 2008 as compared to cash used in operating activities of $6,092 for three months ended March 31, 2007.  Cash used in operating activities mainly consisted of net loss of $4,598,345, increase in advance to suppliers of $812,304 and increase in prepaid expenses and other current assets of $836,951, partially offset by change in beneficial conversion feature of $598,009, change in derivative liability of $4,073,249, depreciation and amortization of $43,006, reserve for bad debt of $116,255, and amortization of debt discount and fund raising fee.  Cash used in operating activities during the same period of 2007 mainly consisted of net income of $134,049, decrease of prepaid and other current assets of $186,012, depreciation and amortization of $14,459, increase of accounts payable and other current liabilities of $42,702, partially offset by an increase in accounts receivable, an increase in inventories, an increase in advances to suppliers of $383,314.

Cash flows used in investing activities were $321,355 during the quarter ended March 31, 2008 as compared to $402,582 during the same period of 2007.  Cash used in investing activities mainly consisted of purchase of property and equipment.

Foreign currency translation was $126,699 during the quarter ended March 31, 2008 as compared to $1,396 during the same period of 2007.

Results of Operations for the year Ended December 31, 2007

During the year 2007, we recorded revenue of $6,083,671 as compared to $1,449,969 of year 2006, an increase of $4,633,702 or 320%.  The sharp increase of revenue is mainly contributed to more acceptances of our products and services.  In addition, with the fund support, we are able to expand to more geographic areas.

Cost of sales increased to $3,916,360 during year 2007 from $954,212 during year 2006, an increase of $2,962,148 or 310%. This increase is mainly contributed from the increase in sales of the Company’s products and services.

The gross profit increased from $495,757 in 2006 to $2,167,311 in year 2007.  The increase is due to the increase of revenue.

Selling, general and administrative expenses were $718,698 in 2007 as compared to $1,029,167 in 2006, a decrease of $310,469 or 30%.  The decrease is mainly due to the expenses related to reverse take-over happened in 2006 while no such expenses happened in 2007.

Depreciation and amortization expenses increased by 566% or $132,673 to $156,112 in year 2007 as compared to year 2006.  The increase is mainly attributed to the increase of equipments used for current business and future expansion purposes.

We recorded operation gain of $1,292,501 in year 2007 as compared to loss of $556,849 in year 2006.  This is mainly due to the big gross profit earned in year 2007.

Other income/(expenses) recorded other expense of beneficial conversion feature of $6,576,294 and other income of change in derivative liability of $3,899,379 in year 2007 which were resulted from convertible notes issued in December of 2007.

Net loss recorded $1,327,907 in year 2007 as compared to $530,338 in year 2006.  The loss in 2007 was mainly due to the other expenses incurred in 2007.

Liquidity and Capital Resources

Cash provided by operating activities were $659,482 during year 2007 as compared to cash provided in operating activities of $398,099 for the year 2006.  Cash provided in operating activities mainly consisted of beneficial conversion feature and change in derivative liability of $2,676,915, depreciation and amortization of $156,112, amortization of debt discount of $46,296, reserve for inventory obsolesce of $67,104, issuance of shares for services of $51,000, decrease of prepaid expenses of $160,275 and increase of accounts payable and other current liabilities of $177,258, partially offset by an increase in accounts receivable of $170,975, an increase in inventories of $124,902, an increase in advances to suppliers of $1,051,696 and net loss of $1,327,907.  Cash provided from operating activities in 2006 consisted of shares issued lieu of expense related to reverse take-over of $812,000, depreciation of $23,439, inventory provision of $19,668, the decrease in accounts receivable of $289,463, and the decrease in advance to suppliers of $94,836; offset by the net loss of $530,338, the increase in inventories of $2,541, an increase in prepaid expenses of $122,143, and decrease in accounts payable, deferred revenue, and accrued and other current liabilities in aggregate amount of $186,285.

Cash flows used in investing activities were $1,412,302 for the year 2007 as compared to $439,624 for year 2006.  Cash used in investing activities consisted of purchase of property and equipment.

Cash flows provided by financing activities were $4,566,033 for year 2007 as compared to $1,000,000 for year 2006.  Cash provided from the financing activities in year 2007 consisted of proceeds from subscription of convertible debt of $4,556,033 and proceeds from related parties of $10,000.  Cash provided from the financing activities in year 2006 represented the cash from subscription of common stocks.

Foreign currency translation effect on cash was $45,136 in year 2007 as compared to $37,252 for year 2006.

Results of Operations for the year ended 31 December, 2006

Revenue

Revenues for the year ended December 31, 2006 were $1,449,969 as compared to $990,495 of 2005, an increase of $459,474 or 46%.  This increase in attributed to the expanding acceptance of the Company’s products and services.

Cost of revenue

Cost of revenue for the year ended December 31, 2006 increased to $954,212 from $273,374 for the year ended December 31, 2005, an increase of $680,838 or 249%.  This increase is mainly contributed from the increase in sales of the Company’s products and services.

Gross profit

The gross profit for the year ended December 31, 2006 is $495,757, representing 31% decrease compared to $717,121 for 2005.  The drop in gross margin is mainly attributing to 1) changing of their marketing approach, and 2) some revenue related costs being charged into selling expenses rather than cost of revenue in 2005.

Selling, general and administrative expenses

Selling, general and administrative expenses increased to $1,029,167 for the year ended December 31, 2006, from $485,459 in 2005, an increase of $543,708 or 112%.  The increase was mainly contributed to the one-off expense of $812,000 by issuance of 400,000 shares in lieu of reverse-take over expenses, such as legal fee, auditor expenses, SB-2 filing expense, and advisory fee.  In addition, 2006 is the first year the company being a US public company, which caused to incur an increment cost for a public company of $51,349.  Excluding the above two items, the G&A expenses dropped 59% compared to 2005. The decrease was directly attributed to some revenue related costs being charged into selling expenses rather than cost of revenue in 2005.

Interest expenses

Interest expense increased to $4,119 during the year ended December 31, 2006, from $nil as that in 2005.  The increase is contribute a short-term loan facilitate in 2006.

Net loss/income

Net loss in 2006 was $530,338, compared to a net income of $271,929 in 2005. The big drop is mainly due to a one-off expense of $812,000 in connection with the reverse take-over of a US listed vehicle in 2006.

Other comprehensive income

Other comprehensive income in 2006 was $37,252, while was $17,042 in 2005.  It is contributed from the appreciation of Renminbi, the Chinese dominant currency.

Liquidity and Capital Resources

In addition to our working capital on hand, we intend to obtain required capital through a combination of bank loans, and the sale of our equity securities. However, there are no commitments or agreements on the part of anyone at this time to provide us with additional bank financing or purchase of securities. If we are unable to raise the necessary additional working capital to expand our business, our operations may not grow as fast as competitors in the field and may further have adverse effect on our long-term development.

Operating activities

Cash provided from operating activities were $398,099 during the year ended December 31, 2006 as compared to cash provided from operating activities of $112,698 in 2005.  Cash provided from operating activities consisted of shares issued lieu of expense related to reverse take-over of $812,000, depreciation of $23,439, inventory provision of $19,668, the decrease in accounts receivable of $289,463, and the decrease in advance to suppliers of $94,836; offset by the net loss of $530,338, the increase in inventories of $2,541, an increase in prepaid expenses of $122,143, and decrease in accounts payable, deferred revenue, and accrued and other current liabilities in aggregate amount of $186,285.  Cash provided from operating activities for the year ended December 31, 2005 consisted of net income of $271,929, depreciation and provision of $27,156, and increase of current liabilities totaling amount of $166,728; offset by increases in accounts receivable, inventories, advances to suppliers, prepaid expenses in aggregate amount of $353,115.

Investing activities

Cash flows used in investing activities were $439,624 during the year 2006 as compared to $39,864 for the year ended in 2005.  Cash used in investing activities consisted of purchase of property and equipment.

Financing activities

Cash provided from financing activities consisted of $1,000,000 in proceeds from subscription of common stock in 2006. The cash provided from financing activities in 2005 was $172,512, from increase of the paid in capital of Jinan Yinquan Technology Co., Ltd.

Off Balance Sheet Arrangements

None

BUSINESS

Business of Issuer

China VoIP Digital Telecom Inc. (“the Company”), formerly, Crawford Lake Mining, Inc. acquired on August 17, 2006, all of the outstanding capital stock of Jinan YinQuan Technology Co. Ltd. (“Jinan YinQuan”) in exchange for the issuance of 40,000,000 shares of our common stock to the Jinan Shareholder and $200,000. Such shares are restricted in accordance with Rule 144 of the 1933 Securities Act. In addition, as further consideration for the acquisition, Apollo Corporation, the principal shareholder of the Company, agreed to cancel 11,750,000 post-split shares of its outstanding common stock. Based upon same, Jinan became our wholly-owned subsidiary.

Jinan YinQuan is an equity joint venture established in JiNan in 2001, in the People’s Republic of China (“the PRC”).  The exchange of shares with Jinan YinQuan has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of the Jinan YinQuan obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of Jinan YinQuan, with Jinan YinQuan being treated as the continuing entity. The historical financial statements presented are those of Jinan YinQuan. The continuing company has retained December 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

The Company’s principal activities are developing and sales of computer software and hardware, digital video pictures system; developing and sales of computer network and network audio devices, parts, low value consumables and etc (exclusive of the business not obtained the license).  Currently, the Company is focused on the Voice over Internet Phone (“VoIP”) technology related business, and relies on China Tietong, a Chinese telecom provider, to provide VoIP services.

Industry Background

VoIP is a technology that enables communications over the Internet through the compression of voice, video and/or other media into data packets that can be efficiently transmitted over data networks and then converted back into the original media at the other end. Data networks, such as the Internet or local area networks, or LANs, have always utilized packet-switched technology to transmit information between two communicating terminals. The most common protocol used for communicating on these packet switched networks is IP. VoIP allows for the transmission of voice along with other data over these same packet switched networks, and provides an alternative to traditional telephone networks, which use a fixed electrical path to carry voice signals through a series of switches to a destination.

As a result of the potential cost savings and added features of VoIP, consumers, enterprises, traditional telecommunication service providers and cable television providers are viewing VoIP as the future of telecommunications. VoIP has experienced significant growth in recent years due to:

•

Demand for lower cost telephone service;

•

Increasing demand for long distance communication services driven by the increased mobility of the global workforce;

•

Improved quality and reliability of VoIP calls due to technological advances, increased network development and greater bandwidth capacity; and

•

New product innovations that allow VoIP providers to offer services not currently offered by traditional telephone companies.

The traditional telephone networks maintained by many local and long distance telephone companies were designed solely to carry low-fidelity audio signals with a high level of reliability. Although these traditional telephone networks are very reliable for voice communications, these networks are not well suited to service the explosive growth of digital communication applications for the following reasons:

•

They are expensive to build because each subscriber's telephone must be individually connected to the central office switch, which is usually several miles away from a typical subscriber's location;

•

They transmit data at very low rates and resolutions, making them poorly suited for delivering high-fidelity audio, entertainment-quality video or other rich multimedia content;

•

They use dedicated circuits for each telephone call, which allot fixed bandwidth throughout the duration of each call, whether or not voice is actually being transmitted; and

•

They may experience difficulty in providing new or differentiated services or functions, such as video communications, that the network was not originally designed to accommodate.

Until recently, traditional telephone companies have avoided the use of packet switched networks for transmitting voice calls due to the potential for poor sound quality attributable to latency issues (delays) and lost packets which can prevent real-time transmission. Recent improvements in packet switch technology, compression and broadband access technologies, as well as improved hardware and provisioning techniques, have significantly improved the quality and usability of packet-switched voice calls.

Historically, packet-switched networks were built mainly for carrying non real-time data, although they are now fully capable of transmitting real time data. The advantages of such networks are their efficiency, flexibility and scalability. Bandwidth is only consumed when needed. Networks can be built in a variety of configurations to suit the number of users, client/server application requirements and desired availability of bandwidth and many terminals can share the same connection to the network. As a result, significantly more traffic can be transmitted over a packet switched network, such as a home network or the Internet, than a circuit-switched telephony network. Packet switching technology allows service providers to converge their traditionally separate voice and data networks and more efficiently utilize their networks by carrying voice, video, facsimile and data traffic over the same network. The improved efficiency of packet switching technology creates network cost savings that can be passed on to the consumer in the form of lower telephony rates.

The growth of the Internet in recent years has proven the scalability of these underlying packet switched networks. As broadband connectivity, including cable modem and digital subscriber line, or DSL, has become more available and less expensive, it is now possible for service providers like us to offer voice and video services that run over these IP networks to businesses and residential consumers. Providing such services has the potential to both substantially lower the cost of telephone service and equipment costs to these customers and to increase the breadth of features available to our subscribers. Services like full-motion, two-way video are now supported by the bandwidth spectrum commonly available to broadband customers, whether business or residential.

As a result of these growth trends, various service providers, enterprises and consumers are continuing to procure offerings from VoIP providers, including Jinan Yinquan.  Specifically, consumers in emerging markets are increasingly using VoIP-enabled services, such as Internet Protocol, or IP, telephones, to realize significant cost savings on long distance and international calls, while in markets where a significant number of consumers have access to broadband internet services, these consumers are increasingly looking at VoIP as a viable and more affordable substitute for their traditional telecommunications provider.

Accordingly, many of the traditional telecommunications providers are looking to deploy VoIP as a defensive strategy, while cable companies, ISPs and other broadband providers are looking at VoIP service offerings as a way to capture new revenue streams from existing and new customers. These providers have two primary alternative means to develop and deploy VoIP offerings: they can build them in-house; or they can partner with a company like Jinan Yinquan and outsource all or a portion of the effort. Those seeking to offer VoIP service offerings by developing an in-house service must learn a vastly different set of platforms, and integrate several additional components with their existing systems, which requires the development of significant technical expertise and the deployment and management of substantial capital expenditures.

Alternatively, a full service VoIP company, like Jinan Yinquan, can provide these service providers with the ability to outsource their VoIP services, and thereby effectively reduce the upfront and ongoing cost of providing the service, and efficiently reduce the time to market and risks associated with developing and maintaining an in-house VoIP service.

Our Strategy

Different from other VoIP services companies, we enable customers using our VoIP products and services without a PC connection. Our objective is to provide reliable, scalable, and profitable worldwide Internet communication services with unmatched quality.  Our goal is to achieve this objective by delivering innovative technologies and services and balancing the needs of our customers with the needs of our business.  We intend to bring the best possible voice and video products and services, at an affordable price, to either residential or businesses customers and enhance the ways in which these customers communicate with each other, and within the world.

Specific strategies to accomplish this objective include:

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Focus on our retail VoIP business. From 2005, we began to shift the focus of our sales and marketing efforts to growing the VoIP services for retail customers from the efforts to providing one-off solution services to enterprise customers.  The retail users can enable the Company to generate continuing revenue stream although it will involve more after sales services.  In addition, these customers are more likely to subscribe to our additional services and are less likely to leave the service.

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Expand our business into whole China region.  As of end of 2006, we have successfully expanded our business into all major cities in Shandong Province of China.  Apart from the efforts to expand intensively our services in the Shandong Province, we are aggressively planning to develop our business in other provinces of China.  We believed that our successful experience and model in Shandong Province can be copied in other cities.  To achieve our final goals, we will adopt following approaches to develop our business: 1) setup branches in other provinces; 2) acquire or merge with other companies already operated in other provinces; 3) co-operate or find agents to expand our business in other provinces.

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Capitalize on our technological expertise to introduce new products and features. Over the past years, we have developed several core technologies that form the backbone of our voice and video over IP service and which we intend to use to develop product enhancements and future products.  We developed our unique technologies used to provide video and voice service through special devices or software.  As a result, we are able to update the software functionality of our customers' requirements without any third party assistance.

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Extend our strategic partnership with Major Chinese Telecom Operators.  Currently, we set up partnership with China Tietong, one of the six major telecom operators in China.  Thanking for the strong marketing support from China Tietong, we can expand our business quickly and legally in China.  In future, we will enhance our partnership with China Tietong and seek cooperation opportunities with other major telecom players in China.

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Develop additional distribution channels. We have established relationships with telephone café, retailers and other distributors of telecommunications products and services. To further accelerate growth of our products and services, we intend to build upon our existing relationships and establish new relationships with distributors, value added resellers and system integrators, other service providers, equipment manufacturers and retailers to make our products more readily available and accessible to potential customers of our services.

Technology

Our NP soft switch IP phone system and its ancillary IP phone billing and management systems were are all proprietarily developed by Jinan Yinquan, and are protected by a software copyright certificate issued by the State Copyright Bureau. The technology has been registered as a software product at Shandong Information Industry Office.

TECHNICAL FEATURES OF THE NP SYSTEM

The NP soft switch IP phone system is based on real-time Internet communication technology and related applications, and uses software to simulate circuit switching. It provides next-generation networks (IPv6 and NGN) call control and connection control functions designed for real time services, and serves as the core of call and control of a next-generation network. The NP system supports many IP phone access protocols, and can organize effectively individual and corporate communications. It boasts excellent capacity and scalability, and can be applied on many kinds of end equipments and accessing modes (including IP mobile phone, PSTN phone, IP fixed phone, soft terminal, WIFI IP phone, and etc.)

TECHNICAL SPECIFICATIONS OF THE NP SYSTEM:

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Developed based on standard and proprietary protocol suites with sound switching capacity and compatibility;

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Supports speech, fax, video phone and chat;

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Is a fully distributed network structure that supports load balance, overload protection, and redundant backup to ensure the high stability and reliability of the system;

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Function of passing through NAT/Firewall; it can pass through multiple level of NAT to reduce operation cost;

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Web based configuration and maintenance system and remote web administration system, which realize centralized control and administration to reduce maintenance cost;

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Supports many kinds of value-added services, and provide scalable ports for new businesses; support unconditional transfer, busy transfer, offline transfer, no-response transfer, call holding/recovering, call park/pickup, call transfer, caller ID display, number change, call restriction, and caller ID blocking;

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Supports different kinds of internet accessing modes, and can be connected with Cable Modem, xDsl, Fttb+LAN, PPPoE and intranet; prove sound compatibility with different network environment, and support fully Ipv6;

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Fully opened system structure and interoperability with networks based on different protocols, which ensures a stable platform to support the across-region and across-industry information sharing;

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Seamless integration with IP PBX, ensuring the provision of various solutions for internal but across-region communication inside companies;

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IVR function, that supports centralized or distributed call center for corporate users;

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Remote conference call function, which allows the participant to use any kind of voice communication device, such as fixed phone set, mobile phone, Linktone, and soft switch IP phone;

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Supports Presence technology; end user can set up his/her own configuration and have others see his/her presence status;

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Supports interconnections with other kinds of IP phone systems, and even different soft switch system.

SYSTEM STRUCTURE

The NP system consists of an access certification module (AC), soft switch call control module (SCC), billing system (BS), system management configuration (WEB), network management system (NMS) and database system (DBS), and adopts the distributed structure. Based on the number of users, distribution and network environment, soft switch system platforms or relay gateway can be installed anywhere in the world to balance the load. In a region with many network users, it is recommended to install a voice server, so that most data exchange of voice communication can be done locally to avoid cross-regional transmission of voice data. When a network users in different regions wish to communicate, a node server will be used to connect them in order to interconnect the different servers and the sharing of network resources. Different soft switch systems serve as the redundancy for each other. When one soft switch system is down, another one will be appointed to take its position according to the load condition and network status. The node server will send the parameters of the new soft switch server to the terminals, and terminals will register automatically themselves onto the new server. When a relay gateway is down or the network is down, the soft switch system will direct the call to other relay gateway to ensure the normal service.

AC Module

This module checks for equipment registration and calls. It covers the differences between different types of equipment and the deficiency of specific equipment, so that they can be connected easily with one another. The access certification is based on an account number, password and MAC address, and unauthorized users are prohibited from accessing the system. It supports standard signals, and makes sure the network phone set, residential gateway, soft switch and any other network terminal products that are manufactured by most equipment companies can register with and be used in the system, so as to achieve compatibility and communication between different protocols and products. The differences between different products and protocols will be handled by the system. Furthermore, it supports private signals. Private signals adopt TLS transmission layer encryption technology to avoid being intercepted and captured. Only the authorized terminal equipment with built-in private signals can log into the system. The AC module also supports both login and call signals to pass through NAT, and provides accessing and inter-communication functions with different protocol-type equipments under different network environment, so as to realize equipment login and call certifications.

SCC Module

This module is responsible for handling call signals, and providing different kinds of call services and the media flow routing function. Its open design supports standard SIP protocol issued by IETF, and 32 byte encryption key for voice transmission, which means even all RTP packets are captured in the midway, the voice cannot be recovered. Additionally, it supports both server transfer and P2P direct communication.

The communication mode can be selected very flexibly according to the network condition of the user, application mode, terminal device, and call mode. This module is enhanced by private encryption key to protect against any unauthorized copying inside the system even from the administrator.

Billing Module

This module provides certification, billing and management functions to audio and other related value-added service, and by using it, user can choose different payment methods such as pre-payment, afterward payment, and the purchase of call card. The billing module enables multiple levels of management for distributors. Distributors at different levels will be awarded operator hall management functions, operation management model compatible with that of telecom carriers, and alert functions for pre paid call expenses to remind distributors or end users to recharge.

This module records the details of every user’s call, rate, call expense, and expense for value-added service, and account balance. User can check for such details at any time.

This module allows the administrators to set up the call expense rate and value-added service expense rate. Therefore, different charge rates can be applied to different kind of users, such as large distributors, key accounts and special accounts.

It has different kinds of statistics and analysis functions, and therefore can generate statistic reports and analysis tables according to the actual needs.

It can provide powerful management platform to internet bars, including functions such as order processing, call expense adjustment, and statistics functions to meet the billing requirements of the bar owners.

Network Administration Module

The system’s web server will provide real time monitoring functions to cover server status, equipment status and call status inside the soft switch system, provide related statistics information, and meanwhile identify any abnormity in the system.

SYSTEM INNOVATION — PROPRIETARY PROTOCOL SUITE

Large Number of Concurrent Lines

By using proprietary built-in hardware, protocol suite, terminal device, relay gateway, and soft switch system, Jinan Yinquan can use P2P mode to transfer the audio for all kinds of calls (PC2PC, PC2Phone, Phone2PC, Phone2Phone).  During the call, the signals for call holding and call status information will be sent to the soft switch system, which will monitor the calls to all users and send control signals to those users with established calls to ensure call quality. Because the signal is of very limited data volume and thus occupies very limited bandwidth, the network congestion will be effectively avoided. The server is responsible only for processing signals instead of sending audio, which can increase greatly the number of concurrent lines of soft switch system. If Jinan Yinquan’s terminals adopt the equipments based on our proprietary protocol suite, a single system will be able to support 10,000 concurrent lines.

Management Control

Multiple control server domain names have been reserved in terminal devices. When the terminal devices fail in communicating with registration server, such reserved server address will be retrieved automatically. If the connection route fails in meeting the requirements due to poor network quality, you can require to change registration server and connection route to ensure the call quality.

VALUE-ADDED FUNCTIONS

The system supports IM, presence and technologies, No matter whether the terminals of users are busy or idle, the performance of the terminals will not be affected. All operations of the terminals will be transferred as signals to registration server, which will be responsible for processing such data.

Recording

When the user needs to record a call, the system will switch automatically into server transfer mode to save the audio stream. This kind of service will be awarded to the public security department or the police office when needed. The system will automatically cancel the P2P mode.

Encryption

Signal based encryption can prevent others from acquiring user information. Based on the encryption on audio packets, the captured audio packets by an authorized person will not be recovered into audio

Product and services

We have different lines of products or services designed for individual users and enterprise users.  Following products are designed for individual users or small enterprise users:

IP telephone

IP telephone is the hardware that supports the protocol of SIP or H.323. It has all of the same functions of a traditional telephone. It has two Ethernet Interfaces, taking one IP address, with one router. Using the IP telephone does not interfere with internet usage. To satisfy different terminal devices connected with soft switch platform, this kind of equipment can be further classified into the following three series:

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Only one Ethernet port (10/100M) and one IP address. After having been connected with information socket and configured through web, it can become an end user of soft switch system.

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Built-in route with more than two Ethernet ports (10/100M). One of them is connected with information socket to occupy one IP address, and the other is connected with hub and used for the accessing of other networking equipments, such as a computer or any other IP phone set.

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After having been configured through web, it can become an end user of soft switch system.

Analog Gateway: IAD

An Analog gateway connects the soft switch system with the common telephone and converts the traditional telephone into a complete VoIP telephone having access to all of the functions and benefits that are found with using this state of the art technology. It includes following models:

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One FXS line: It can support one telephone.

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One line with router: It can connect with one telephone, including a router, we connect its LAN with computer, and so calling will not affect our going to the Internet.

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Many FXS: 2, 4, 8, 16, 32, 48, and 64 lines, etc. They can respectively connect with telephones in the same number as them. They are suitable to be used inside buildings and by enterprises.

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With fleeing interface: It has the interface same as common telephone line’s. We connect the common line with the interface to realize one telephone with two numbers. We can get the calls from soft switch telephones and common telephones. When we call somebody, we can choose to use the low-cost soft switch telephone and common telephone.

Video Telephone

A Video telephone device supports the protocol of SIP or H.323. Along with receiving and making calls, you can see the caller on video as long as the other caller also has this capability.

Softphone

Softphone is the software that supports the protocol of SIP or H.323. Users make calls by using the computer keyboard or soft keyboard to dial, with the same functions as IP telephone. The Softphone user communicates using a computer headset.  Using this function, a user can communicate with any hardware terminal device.

Wife Phone

WiFi Phone is new product to be introduced by the Company. It is a type of IP phone set that supports both SIP protocol and 802.11 connection, and also an end user device for soft switch platform. Within the coverage scope of 802.11 wireless networks, it has the same functions as IP phone sets, and the differences are network accessing mode and the supports to route functions.  Currently, we have identified several OEM manufactures alternatives in China, who are able to manufacture the wifi phone set.  We are also seeking co-operation opportunity with other wifi router companies.  We are planning to put this kind of product into use in the first half year of 2007.

Following services or products are designed for these median or big size enterprises:

NGN Soft Switch System

The communications technology has been driven by the development of Internet technology all the time. And the prologue of a new round communications technology competition has been kicked off by the new communications technology and instruments which are represented by VoIP. This also expands the competition among telecom operators from areas and users to the communications technologies. VoIP has been the preferred technology for the newcomers in telecom market. The great prospect of VoIP has been embodied in three aspects:

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The new telecom operators organize the low-cost communication networks of their own with VoIP.

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The international Internet operators provide the net users with the voice communication services through VoIP.  In a sense, they have partaken the market share from traditional telecom enterprises gradually.

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A number of large or medium size enterprises start organizing VoIP communication networks of their own, which could lower communication cost as well as expedite information exchange, in order to confront globalize competition among enterprises. According to the analysis from Gartner, due to capital and technology, the application of VoIP is at the very outset, it will reach the peak of its application in 3 to 5 years.

NP PBX

The NPPBX is a small voice-switch platform with powerful functions.  It combined PBX and VoIP advanced technology perfectly, had proposed many kinds of VoIP solutions for the enterprises. These solutions can reduce the communication cost of all large and medium-sized enterprises and government significantly, increase working efficiency at the same time. NPPBX will become an indispensable part for enterprise with popularization. NPPBX has many kinds of function, include: voice mail, computer-telephones, conference call, calling control, CDR, and API etc. It is both IAD and PBX. So, NPPBX is not only the supplement to the traditional PBX, but also the substitute of that.  NP-PBX influences neither the use nor the functions of the original network. Moreover, it creates new network applications, as well as increases the rate of utilization of the inner equipments and resources in the whole enterprise, which reduces its communication cost.  VoIP can realize voice transmission among different areas through IP network.  It is feasible to save a large number of the toll fees, and realize zero calling charge inside the organization.  NPPBX adopts SIP, performs as the voice gatekeeper, voice gateway as well as the traditional voice exchange in one, offering the low-cost voice communication to users as the enterprise, government, financial institution, education department, intelligent building, and hotels, etc.

NPPBX, as the substitute of the traditional PBX, has very obvious comparative advantages to the traditional one. It integrates PSTN and Internet in to one, and saves a large number of management and maintenance cost. It would be more convenient and easier to provide the value-added services through NPPBX.  The single system has a lot of functions, which the traditional one could realize only with many other supplementary equipment. NP PBX is more universal and practice, for it’s easier to use、configure and maintain.  Due to the application of the computer, it’s easier for capacity-expansion of the system and decreasing the fund input. NPPBX is a flexible voice platform with following functions and may lowers the calling charges for the enterprises:

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Distributing the extensions at your willing: Via the easy understanding configuration interface, anybody that can operate the computer may configure his user’s information easily.  Thus you never need to retain a professional for the maintenance.

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Auto-telephones and calling group:  After recording the voice prompt according to user’s demands, it’s possible for the caller dialing a certain number to reach the corresponding department. The telephones in this department will ring in turn according to the set order , until someone answers it.  It’s also possible to set an extension to answer the incoming call directly.

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Voice message (64/256/1024 hours): The caller may leave a voice message in the phone when you are unavailable to reply in time. You may listen to the message either by the appointed phone or by other extensions. Besides, the system will send the message to your E-mail, so you may listen it by computer when you outside.

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Conference call (available for 8/32 lines): It’s easy for you to hold a conference call either through the WEB interface or the extensions.  Not only the registered NP PBX extensions but also the traditional phones can be invited into the conference call. You may invite your staff to enter a conference call of the company through the telephone in hotel room or cell-phone when he is on the business trip.  Whenever, wherever, you may hold your conference call.

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Register to SIP soft-switch: You may register NPPBX through a VoIP ID to the soft switch platform which supports SIP, in order to make domestic or international toll through the platform.

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Other functions: NPPBX also has other functions like Call hold, Call transfer, Caller ID, Non-interruption, etc. Users may configure all the functions by dialing the corresponding keys on the phone set.

Call Center

The term “call center” often conjures up images of hundreds of agents working for huge telemarketing conglomerates.  However, that’s simply not the case any more.  Call center systems have progressed to the point that even small companies with as few as 10 agents can get the same powerful call management features as the big players.  Call centers now are increasingly called “contact centers” as they incorporate inquires from web and email sources in addition to phone calls depending on technology.  Call center systems address many facets of your business with features such as instant routing of important customers to the best agents, reduced hold times, more efficient scheduling of employees, and detailed reporting.  Call center is typically applicable for:

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Government hot line

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Company customer service center, follow-up service center

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Integrated information service

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Materials circulation/EC

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Media interaction

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Fax memory transmit

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Data inquire center (inquire marks/ electric charge)

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Multi-party communication, such as conference call

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Enterprise or individual secretary service, voicemail

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Telephone direct selling, telephone shopping

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Telephone interview survey

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Enterprise yellow page service

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Against-counterfeit inquire service

Competition

The market for our products and services is increasingly competitive, evolving rapidly and is subject to shifting customer needs and introductions of new products and services. Our current and potential competitors approach the market from different areas of expertise and vary in size and scope with respect to the products and services that they offer or may offer in the future.

We face competition from traditional telephone service providers in China, such as the China Telecom, China Netcom and cable access providers.  These competitors are increasingly integrating enhanced functionalities with their basic services.  Their already existed network and subscribers are their strong competitive advantage.  In addition, their IP card service which offer customer considerable discounts on the long distant calls is our direct competitive service.  These traditional telephone service providers are much bigger than us, but we compete with them by lower price and better services.

We face competition from other VoIP service providers which are competing with telephone service providers. These competitors include Skype, which is offering enhanced services with their basic telephone services.  There are also some Chinese VoIP services providers competing in the whole China market, but they are in small scales.

We face competition from providers of enhanced services and products, such as answering machines, voicemail, Internet call waiting, and virtual telephone numbers for fax or voice communications.

Furthermore, we face competition from Internet service providers such as AOL, MSN, and YAHOO, which are increasingly integrating enhanced functionalities with their basic services.

We compete with all of the above companies for a share of the telecommunications spending of our target market. We differentiate ourselves in the market as follows: 1) we offering lower price and better services to compete with traditional telephone providers; 2) we offering convenient devices and lower prices to compete with IP phone card service; 3) we offering convenient devices and multifunction to compete with Skype and other international VoIP service providers; 4) we offering high quality and multifunction to compete to local VoIP services providers.

We believe that we compete favorably based on these factors. Many of our current and potential competitors, however, have greater name recognition, longer operating histories, larger subscriber bases and significantly greater financial resources than we have. In particular, many of our competitors are large, established network service providers such as China Telecom and China Netcom that are able to market and distribute enhanced communications services within their already large base of subscribers. They may be able to devote greater resources to product development and marketing and sales than we can. As a result, they may be able to respond more quickly to new technologies and changes in customer requirements than we can. Furthermore, other international competitors such as Vonage, Skype may be able to adopt more aggressive pricing policies and offer customers more attractive terms, including potentially providing a competing solution at little or no cost as part of a bundled product offering. We cannot assure you that our current and future competitors will not offer or develop products or services that are superior to ours or achieve greater market acceptance than ours or that we will be able to compete effectively against them.

Suppliers

We outsource the manufacturing of the videophones, broadband phone adapters, business telephones and cordless handsets to third-party manufacturers. We do not have long-term purchase agreements with these contract manufacturers.  We currently rely on China Tietong, a Chinese telecom provider, to switch our VoIP phone calls with traditional phone calls; In addition, we also use the traditional phone numbers allocated by China Tietong, and paying China Tietong the charges for each phone switching by their traditional telephone system.  While we believe that relations with our suppliers are good, there can be no assurance that our suppliers will be able or willing to supply products and services to us in the future. While we believe that we could replace our suppliers if necessary, our ability to provide service to our subscribers would be impacted during this timeframe, and this could have an adverse effect on our business, financial condition and results of operations.

Research and Development

The VoIP market is characterized by rapid technological changes and advances. Accordingly, we make substantial investments in the design and development of new products and services and enhancements and features to existing products and services. Our current and future research and development efforts relate to our service offerings and the development of new endpoints for subscribers of our service. Future development will also focus on emerging audio and video telephony standards and protocols, and 802.11 standard and other wireless applications applicable to future wireless telecom. The development of new products and the enhancement of existing products are essential to our success.

We estimate our research and development cost in 2008 will be approximately $200,000 per year.

Regulatory

The use of the Internet and private IP networks to provide voice, video and other forms of real-time, two-way communications services is a relatively recent development. Although the provisioning of such services is currently permitted or unregulated within some countries, several other governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of voice communications services over the Internet or private IP networks.  More aggressive domestic or international regulation of the Internet, in general, and Internet telephony providers and services, specifically, may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of IP telephony services.

However, our business is mainly focused on Chinese market.  The Chinese government’s regulations on the VoIP market have following characters:

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At present, the Chinese government has not given a clear definition to VoIP service, which leads to the regulation absence in VoIP business and the non-presence of clear relevant management policies.

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As a result, sometimes VoIP services can be considered as telecom services, while sometimes value-added services.  Moreover, it is planed that the VoIP service will be divided into two categories, “Multiparty Communication” and “IP-VPN service”, so that it can be regulated by respective regulations.

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In future, It is most likely that the regulation and policies in connection with VoIP service will manage the market according to the value-added service attributes, while impose strict criteria on market entering license like telecom business.

Intellectual Property and Proprietary Rights

Our ability to compete depends, in part, on our ability to obtain and enforce intellectual property protection for our technology in China and internationally. We currently rely primarily on a combination of trade secrets, patents, copyrights, trademarks and licenses to protect our intellectually property. As of May 19, 2008 , we have four (4) software copyrights.  In particular, we have a software copyright certificate for NP Network Telephone, a software copyright certificate for billing and managing system of IP phone systems, a software copyright certificate for a long-distance video monitoring system that have issued and a number of software copyrights pending. Our patents expire on dates ranging from 2028 to 2030. We cannot predict whether our pending patent applications will result in issued patents.

To protect our trade secrets and other proprietary information, we require our employees to sign agreements providing for the maintenance of confidentiality and also the assignment of rights to inventions made by them while in our employ. There can be no assurance that our means of protecting our proprietary rights will be adequate or that competition will not independently develop technologies that are similar or superior to our technology, duplicate our technology or design around any of our patents.  Our failure to protect our proprietary information could cause our business and operating results to suffer.

We license intellectual property from third parties and incorporate such intellectual property into our services. These relationships are generally non-exclusive and have a limited duration. Moreover, we have certain obligations with respect to non-use and non-disclosure of such intellectual property. We cannot assure you that the steps we have taken to prevent infringement or misappropriation of our intellectual property or the intellectual property of third parties will be successful.

Employees

As of May 19, 2008, we had 51 full-time employees: 16 are in research and development, 9 are in operations and customer care, 21 are in sales and marketing and 5 are in general and administrative functions.  Although our employees are covered by employment agreements titled, “Labor Contracts” none of our employees are covered by collective bargaining agreements. We believe that our relations with our employees are good.  Copies of the Employment Agreements are attached as Exhibit 10.11 and 10.12, respectively.

Properties

The Company’s executive office is located in Jinan City, Shandong Province, China.  The address is 11th Floor Tower B1, Yike Industrial Base, Shunhua Rd, High-tech Industrial Development Zone, Jinan, China 250101

Litigation

None.

MANAGEMENT

Executive Officers and Directors

As of May 19, 2008, the directors and executive officers of the Company were:

Name	Age	Principal Position	Appointment/ Resignation date

Li Kunwu	44	Chairman, CEO & CFO	January 1, 2002
Kan Kaili	64	Independent Director	August 15, 2007
Wang Qinghua	48	VP, CTO	August 14, 2001
Xu Yinyi	49	Director	November 26, 2004
Jiang Yanli	42	Director	August 16, 2006

Mr. Li is currently serving as the Chairman of the Company.  Prior to that, Mr. Li was the Financial Director of Shandong Luneng Taishan Football Club Co. Ltd., one of the top 15 Football Club of China, for more than 3 years.  Immediately before his role as Financial Director, he served as Finance Manager or Financial Controller in Shandong Luneng Group and its subsidiaries.  Mr. Li is a CPA in the PRC, with an experience serving as a Financial Controller in large-scale state-owned enterprises for more than fifteen years. He holds degrees in economics, management/finance, and accounting from Shandong University.

Mr. Wang serves as the Managing Director and Chief Technology Officer of the Company which is a position he has held since founding Jinan Yinquan in 2001.  Mr. Wang is an expert in the areas of software, system integration, net - work communication, and project management.  Prior to founding the Company, Mr. Wang severed as a CEO of Shandong Meigao Electronics Project Co., Ltd.  Mr. Wang also served as Vice President, Senior Engineer and other positions in other IT companies.

Mr. Xu serves as the Director of the Company.  He is also currently the Chairman and CEO of Shanghai Nanzheng Industry Co. Ltd a role that he has held for the past four years.  Prior to that, he served as the CEO of China Southern Security Corporation Qingdao Branch.  Prior to that, he served as CEO of Shandong Luye Group Ltd.  Additionally, Mr. Xu also served as the Chief Representative of Foreign Trade Section of Jinan Government in Shanghai.

Mr. Jiang serves as Director of the Company since 2001.  He is also the only member of the audit committee of the Company. Mr Jiang has a master's degree in finance management and consultation with more than twenty years of experience. He is currently serving for numerous state and private owned organizations including the commissioner of CPPCC Shandong Province, the vice-chairman of China International Commercial Chamber Qingdao Chamber, executive commissioner of Qingdao Industry & Commerce League, vice-president of Qingdao Professional Manager Association and vice-chairman of Qingdao Internal Audit Association. In 2005, Mr Jiang was honored with the “100 Faithful Stars of China Economy” award for his service to China and its economy.  Mr Jiang has published more than 40 economic and financial theses and has written articles for newspapers and magazines, including the state, provincial and civic.

Professor Kan, who earned a Doctorate degree from Stanford University, currently serves as the Professor of Beijing University of Posts and Telecommunications, a role he played for the past five years. He is a director of China's Information Industry Policy and Development Institute and Commissioner of the Advisory Commission for China's Telecommunications Act.  Prior to that, Professor Kan formally served as a strategy consultant on telecommunications policies and development of the World Bank.  His primary areas of concentration are policies of telecommunications and the information industry as well as business management strategy.

Family relationships

None.

Involvement in certain legal proceedings

No bankruptcy petition has been filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.  No director has been convicted in a criminal proceeding and is not subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).

No director has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

No director has been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated.

Audit committee financial expert

The Company’s board of directors has determined it has at least one audit committee financial expert serving on its audit committee, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

The name of such financial expert is Mr. Jiang Yanli and he is an independent Director.

Safe Harbor

(i) A person who is determined to be an audit committee financial expert will not be deemed an expert for any purpose, including without limitation for purposes of section 11 of the Securities Act of 1933 (15 U.S.C. 77k), as a result of being designated or identified as an audit committee financial expert pursuant to this Item 401 of Regulation S-B.

(ii) The designation or identification of a person as an audit committee financial expert pursuant to this Item 401 of Regulation S-B does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification.

(iii) The designation or identification of a person as an audit committee financial expert pursuant to this Item 401 of Regulation S-B does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) Beneficial Ownership Reporting Compliance, each person who was at any time during the fiscal year, a director, officer, beneficial owner of more than ten percent of any class of equity securities of the Company registered pursuant to section 12 (“reporting person”) is required to file Forms 3, 4, and 5 on a timely basis, during the most recent fiscal year or prior fiscal years.  Due to lack of knowledge, the relevant beneficial owners did not file on time.  They will file Form 3 and Form 5 shortly.

Code of Ethics

The Company has Standards of Ethical Conduct Policy (“Code of Ethics”) that applies to all employees and directors, including the Chairman, Chief Executive Officer, and Chief Financial Officer. The Code of Ethics is filed as Exhibit 14.1 to this 10-KSB report.

The Board of Directors has a standing Audit Committee.

The Audit Committee reviews with our independent public accountants the scope and timing of the accountants' audit services and any other services they are asked to perform, their report on our financial statements following completion of their audit and our policies and procedures with respect to internal accounting and financial controls.  In addition, the Audit Committee reviews the independence of the independent public accountants and makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year.  The Audit Committee met 1 time during the fiscal year ended December 31, 2007.  We are in the process of revising the Committee Charters and the Code of Ethics, as well as reorganizing the Committees.

Director Compensation

Directors are paid an annual fee of $3,000 for services as members of our Board of Directors or any committee thereof.

Executive Compensation

The following table shows the compensation paid over the past three fiscal years with respect to: (i) the Company’s President as of the end of the 2007 and 2006 fiscal year; (ii) the two other most highly compensated executive officers (in terms of salary and bonus) serving at the end of the 2007 and 2006 fiscal year whose annual salary and bonus exceeded $100,000; and (iii) up to two additional individuals who would be in category (ii) but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year (the “named executive officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Li Kunwu, CEO, CFO and President	2007	15,000	-	-	-	-	-	-	15,000
	2006	15,000	-	-	-	-	-		15,000

Wang Qinghua, Chief Technology Officer	2007	14,000	-	-	-	-	-	-	14,000
	2006	14,000	-	-	-	-	-	-	14,000

No stock options were granted or exercised by any executive officer during the fiscal year ended December 31, 2007.

For the year ended 31, 2007, we paid $0 as the director remuneration to our independent directors.

The Company executed a labor contract with Mr. Li Kunwu for a term of 5 years.  Specifically, the contract was effective July 8, 2005 and expires on July 7, 2010.  The annual salary is $15,000.

The Company executed a labor contract with Mr. Wang Qinhua for a term of 5 years.  Specifically, the contract was effective July 8, 2006and expires on July 7, 2011.  The annual salary is $14,000.

There would be no specific salary increment and bonus scheme for the above mentioned key managements for the next three years; it all depends on the profitability of the company and subject to the Board of Directors’ approval.

Each employment contract immediately terminates upon death or disability, and may be terminated by the Company either with or without cause after 30 days notice, or terminated by the officer for good reason with 60 days notice.  We are not currently aware of the plans of any key employees to retire or leave the Company.

SECURITY OWNERSHIP

The following table sets forth, as of June 18, 2008, certain information regarding the beneficial ownership of Common Stock by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers as a group:

Title of class	Name and Address of Beneficial Owner	Number of Shares	Percent of Class

Common stock	Li Kunwu (CEO and Director)	6,200,000	11.69%
Common stock	Wang Qinghua (CTO and Director)	6,200,000	11.69%
Common stock	Xu Yinyi (Director)	2,880,000	5.43%
Common stock	Jiang Yanli (Director)	200,000	0.37%

All executive officers and Directors as a group (4 Persons)		15,480,000	29.20%

Notes:

(1)

All persons have their mailing address at the China office’ address: 11th Floor Tower B1, Yike Industrial Base, Shunhua Rd, High-tech Industrial Development Zone, Jinan, China 250101.

(2)

Based on 53,008,000 shares of the Company’s common stock issued and outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None, however any future transactions or loans between us and our officers, directors, principal stockholders or affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party, and will be approved by a majority of disinterested directors.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 75,000,000 shares of common stock, $0.001 par value, of which 53,008,000 shares were issued and outstanding as of May 19, 2008.

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of common stock and other voting shares voted for the election of directors can elect all of the directors.

The holders of shares of common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation are entitled to share pro rata in any distribution to holders of common stock, subject to the right of holders of outstanding preferred stock. No dividends have ever been declared by the Board of Directors on the common stock. See “Dividend Policy.”  Holders of our common stock have no preemptive rights.  There are no conversion rights or redemption or sinking fund provisions with respect to our common stock.  All of the outstanding shares of common stock are, and all shares sold hereunder will be, when issued upon payment therefore, duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

We are not authorized to issue any shares of preferred stock as of May 19, 2008.

Preferred stock may be authorized and issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate.  In the event that we determine to authorize and issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Nevada.  The effect of this preferred stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Nevada law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

Transfer Agent

Integrity Stock Transfer, Las Vegas, Nevada, is the transfer agent for our common stock.

SELLING STOCKHOLDER

The shares of common stock being offered under this Registration Statement by the selling stockholder are those issuable to the selling stockholder as interest pursuant to the terms of the convertible note and upon exercise of the Series A and Series B Warrants. For additional information regarding the issuance of those convertible notes and warrants, see "Private Placement of Convertible Notes and Warrants" above. We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the shares of common stock, the convertible notes and the warrants issued pursuant to the Securities Purchase Agreement, the selling stockholder have not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the convertible notes and warrants, as of April 10, 2008, assuming conversion of all convertible notes and exercise of the warrants held by the selling stockholder on that date, without regard to any limitations on conversions or exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholder.

In accordance with the terms of a registration rights agreement with the selling stockholder, this prospectus generally covers the resale of the sum of (i) 3,488,835 shares of common stock issuable as Interest Shares pursuant to the terms of the Notes as of the Trading Day immediately preceding the date the registration statement is initially filed with the SEC, (ii) 8,885,730 shares of common stock issuable upon exercise of the Series A Warrants as of the Trading Day immediately preceding the date the registration statement is initially filed with the SEC, and (iii) 134,435 shares of common stock issuable upon exercise of the Series B Warrants as of the Trading Day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the convertible notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the convertible notes and the warrants, the selling stockholder may not convert the convertible notes or exercise the warrants to the extent such conversion or exercise would cause the selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the following chart, the related footnotes and any other references made herein does not reflect this limitation. In order to comply with Rule 415, we are only offering for resale 12,509,000 shares in this Registration Statement. Accordingly, the selling stockholder may sell all, some or none of the 12,509,000 shares in this offering. See "Plan of Distribution."

Name	Shares Beneficially Owned Prior To Offering(1)	Shares to be Offered (2)	Amount Beneficially Owned After Offering(3)(4)	Percent Beneficially Owned After Offering (4)
Castlerigg Master Investments Ltd. (5)	21,992,000	12,509,000	12,971,835	17.30%
Totals	21,992,000	12,509,000	12,971,835	17.30%

1.

Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership includes shares of common stock underlying the Senior Secured Convertible Note, Series A Warrant and Series B Warrant. The Series A Warrant is exercisable for 8,885,730 shares of the Company's common stock and expires the date eighty four (84) months after the earlier of (A) such time as all of the Registrable Securities (as defined in the Registration Rights Agreement) are available for resale pursuant to an effective Registration Statement and (B) two (2) years after December 21, 2007. The Series B Warrant is exercisable for 6,220,011 shares of the Company's common stock and expires on the date on which the Notes issued pursuant to the Securities Purchase Agreement are no longer issued and outstanding. The Series C Warrant is exercisable for 6,353,297 shares of the Company's common stock and expires on the date sixty (60) months after the first time the Company elects a Company Optional Redemption. The Series C Warrant is not exercisable until such time as the Company elects to redeem the Convertible Note held by the Selling Stockholder. At this time, the Company is currently limited in the amount of shares it can issue as it has issued an amount of shares of the Company's common stock equal to the amount authorized. The Company has issued a proxy requesting shareholders approve an increase of the authorized shares. Castlerigg Master Investments Ltd. will beneficially own an additional 1,999,471 shares after the increase of authorized shares is effective. The number of shares beneficially owned by the Selling Stockholder does not include any shares which may be issued pursuant to the Series C Warrant held by the Selling Stockholder and the shares of common stock issuable as payment of interest pursuant to the terms of the Convertible Note. Under the terms of the convertible notes and the warrants, the selling stockholder may not convert the convertible notes or exercise the warrants to the extent such conversion or exercise would cause the selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. As set forth above, the number of shares and the percentage in the selling stockholder table and the related footnotes does not reflect this limitation.

2.

In accordance with the Registration Rights Agreement and the consent of the Selling Security Holders, consists of (i) 3,488,835 shares of common stock which represents 100% of the shares issuable for interest payments as $0.3762 is the lesser of 85% of the average volume weighted average bid price for the Company's common stock for the 25 consecutive trading days prior to May 19 , 2008 and 85% of the average of the lowest three trading days during the 25 consecutive trading day period prior to 19 , 2008 ,assuming such date was an interest payment date, as defined within the Notes, (ii) 8,885,730 shares which represents 100% of the shares underlying the Series A Warrant with an exercise price of $0.5627 per share, and (iii) 134,435 shares that represent 2.16% of the shares underlying the Series B Warrant at an exercise price of $0.5627 per share. Additionally, as the Company is obligated to register the remainder of the shares of the Company's common stock in conjunction with the Securities Purchase Agreement, Senior Secured Convertible Note, and the Warrants dated December 21, 2007, the Company will register those additional shares of the Company's common stock in a separate Registration Statement on Form S-1 pursuant to applicable securities laws.

3.

Assumes the sale of the shares beneficially owned by the selling stockholder covered hereby. At this time, the Company is currently limited in the amount of shares it can issue as it has issued an amount of shares of the Company's common stock equal to the amount authorized. After the Company increases the number of authorized shares as set forth in footnote (1) above, Castlerigg Master Investments Ltd. will beneficially own 14,971,306 shares of common stock (an additional 1,999,471 shares of common stock) after this offering, assuming the sale of the shares beneficially owned by the selling stockholder covered hereby. The Company has issued a proxy requesting shareholders to approve an increase of the authorized shares.

4.

Under Rule 13d-3 the selling stockholder beneficially owns only 3,742,500 shares of common stock, which represent 4.99% of the shares of common stock of the Company. Under the terms of the convertible notes and the warrants, the selling stockholder may not convert the convertible notes or exercise the warrants to the extent such conversion or exercise would cause the selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised.  As set forth above, the number of shares and the percentage in the selling stockholder table and the related footnotes does not reflect this limitation.

5.	Sandell Asset Management Corp. ("SAMC") is the investment manager of Castlerigg Master Investments Ltd. ("Castlerigg"). Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg. Castlerigg International Ltd. ("Castlerigg International") is the controlling shareholder of Castlerigg International Holdings Limited ("Holdings"). Holdings is the controlling shareholder of Castlerigg. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments Ltd. The business address of each of these entities is as follows: c/o Sandell Asset Management Corp. 40 W. 57th Street, 26th Floor, New York, New York 10019. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

Under the terms of the Registration Rights Agreement entered into as part of the Senior Secured Convertible Note, we were obligated to file this registration statement within 45 days of the closing of the placement.  In the event this registration statement is not filed timely, we are obligated to make pro rata cash payments to each of the investor in the Placement, as liquidated damages, in an amount equal to 2% per month which shall apply retrospectively from 90 days following closing.

The Registration Rights Agreement also provides that we pay all fees and expenses incident to the registration statement, other than brokerage commissions and underwriting discounts of the selling stockholder on the sale of their shares.

We do not have any arrangement with any broker-dealer for it to act as an underwriter for the sale of the shares included herein for any of the selling stockholder.  The selling stockholder purchased or received the shares offered by it in this prospectus in the ordinary course of business, and at the time of purchase of such shares, it had no agreements or understandings, directly or indirectly, with any person for the distribution of such shares.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the convertible notes and upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock, convertible notes and warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

•

on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•

in the over-the-counter market;

•

in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•

through the writing of options, whether such options are listed on an options exchange or otherwise;

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales;

•

sales pursuant to Rule 144;

•

broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

If the selling stockholder effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the convertible notes or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $453.03 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholder will be entitled to contribution.  We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Anslow + Jaclin, LLP, Manalapan, New Jersey passed upon the validity of the common stock being offered hereby.

EXPERTS

Included in the Prospectus constituting part of this Registration Statement are consolidated financial statements for fiscal 2006 and 2005, which have been audited by Kabani & Co., an independent registered public accounting firm, to the extent and for the periods set forth in their respective report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E , Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

CHINA VOIP & DIGITAL TELECOM INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Report of Independent Registered Public Accounting Firm

1

Consolidated Balance Sheet as of December 31, 2006

2

Consolidated Statements of Operations for the years ended

December 31, 2006 and 2005

3

Consolidated Statements of Stockholders' Equity for the years

Ended December 31, 2006 and 2005

              4

Consolidated Statements of Cash Flows for the years ended

December 31, 2006 and 2005

5

Notes to the Consolidated Financial Statements

6

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

China VOIP & Digital Telecom, Inc.

We have audited the accompanying consolidated balance sheet of China VOIP & Digital Telecom, Inc. (the "Company") as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with US generally accepted accounting principles.

/s/ Kabani & Company

Los Angeles, California

March 23, 2007

CHINA VOIP & DIGITAL TELECOM, INC.
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31 2006
2006
Assets
Current assets
Cash and cash equivalents	$1,487,816
Inventories, net	82,759
Advance to suppliers	13,181
Loans Receivable	147,290
Due from related parties	85,825
Total Current Assets	1,816,871

Property & Equipment-Net	514,284

Intangible assets	23,939

Total Assets	$2,355,094

Liabilities & Stockholders' Equity
Current liabilities
Accounts payable	3,283
Accrued expenses and other current liabilities	144,573
Due to related parties	10,000
Total Current Liabilities	157,856

Stockholders' Equity
Common Stock, part value $.001 per share, 75,000,000 shares authorized; 51,758,000 shares issued and outstanding	51,758
Additional paid-in-capital	2,146,765
Other comprehensive income	54,303
Statutory Reserves	70,859
Accumulated Deficit	-126,447
Total Stockholders' Equity	2,197,238

Total Liabilities and Stockholders' equity	$2,355,094

The accompanying notes are an integral part of these financial statements

	CHINA VOIP & DIGITAL TELECOM INC.
	CONSOLIDATED STATEMENT OF OPERATIONS
	FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

NET SALES	$1,449,969	$990,495
COST OF SALES	954,212	273,374
Gross profit	495,757	717,121

Operating Expenses :-
Selling, general and administrative	1,029,167	485,459
Depreciation and amortization	23,439	23,485
Total operating expenses	1,052,606	508,944

Income (Loss) from operations	(556,849)	208,177

Other income (expenses)
Interest income	936	263
Interest expenses	(4,119)	-
Subsidy income	29,856	63,526
Other expenses	(162)	(37)
Total other income	26,511	63,752

Net income (loss)	(530,338)	271,929

Other comprehensive gain (loss)
Foreign currency translation gain	37,252	17,042

Net comprehensive income (loss)	$(493,086)	$288,971

NET PROFIT (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$-0.01	$0.01

WEIGHTED AVERAGE COMMON SHARES	50,931,973	4,000,000
OUTSTANDING - BASIC AND DILUTED

The accompanying notes are an integral part of these financial statements

CHINA VOIP & DIGITAL TELECOM, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Shares	Common Stock	Additional Paid in Capital	Statutory Reserves	Other comprehensive income	Accumulated Deficit	Total
Balance December 31, 2004	23,338,372	$241,642	$-	$-	$9	$202,821	$444,472
Contributed Capital	16,661,628	172,512					172,512
Foreign Currency Translation					17,042		17,042
Net income						271,929	271,929
							-
Balance December 31, 2005	40,000,000	414,154	-	-	17,051	474,750	905,955

Recapitalization of Jinan on reverse acquisition	10,858,000	(363,296)	335,665				(27,631)
Issuance of shares for cash	500,000	500	999,500				1,000,000
Issuance of shares for services	400,000	400	811,600				812,000
Foreign Currency Translation					37,252		37,252
Net Loss						(530,338)	(530,338)

Transfer to Statutory Reserve				70,859		(70,859)	-

Balance December 31, 2006	51,758,000	$51,758	$2,146,765	$70,859	$54,303	$(126,447)	$2,197,238

The accompanying notes are an integral part of these consolidated financial statements

CHINA VOIP & DIGITAL TELECOM, INC
CONSOLIDATED CASH FLOW STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Cash flows from operating activities:
Net income (loss)	$(530,338)	$271,929
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	23,439	23,485
Reserve for inventory obsolesce	19,668	-
Provision on accounts receivable	-	3,671
Issuance of shares for services	812,000	-
Changes in operating assets and liabilities:
Accounts receivable	289,463	(199,819)
Inventories	(2,541)	(16,308)
Advances to suppliers	94,836	(63,117)
Prepaid expenses and other assets	(122,143)	(73,871)
Accounts payable	(115,518)	74,888
Deferred revenue	(12,765)	12,765
Accrued expenses and other current liabilities	(58,002)	79,075
Total Adjustments	928,437	(159,231)
Net cash provided by operating activities	398,099	112,698

Cash flows from investing activities:
Purchase of property and equipment	(439,624)	(39,864)

Cash flows from financing activities:
Contributed Capital	-	172,512
Proceeds on subscription of common stocks	1,000,000	-
Net cash provided by financing activities	1,000,000	172,512

Foreign currency translation	37,252	17,042

Net increase in cash and cash equivalents	995,727	262,388

Cash and cash equivalents, beginning balance	492,089	229,701

Cash and cash equivalents, ending balance	$1,487,816	$492,089

SUPPLEMENTARY DISCLOSURE:
Interest paid	$-	$-
Income tax paid	$-	$-

The accompanying notes are an integral part of these financial statements

CHINA VOIP & DIGITAL TELECOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 1 - GENERAL

China VOIP & Digital Telecom Inc. ("the Company" or "We"), formerly, Crawford Lake Mining, Inc. acquired on August 17, 2006, all of the outstanding capital stock of Jinan YinQuan Technology Co. Ltd. ("Jinan YinQuan") in exchange for the issuance of 40,000,000 shares of our common stock to the Jinan Shareholders and $200,000. Such shares are restricted in accordance with Rule 144 of the 1933 Securities Act. In addition, as further consideration for the acquisition, Apollo Corporation, the principal shareholder of the Company, agreed to cancel 11,750,000 post-split shares of its outstanding common stock. Based upon same, Jinan became our wholly-owned subsidiary.

Jinan YinQuan was established in JiNan in the People's Republic of China ("the PRC") in 2001.  The exchange of shares with Jinan YinQuan has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of the Jinan YinQuan obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of Jinan YinQuan, with Jinan YinQuan being treated as the continuing entity. The historical financial statements presented are those of Jinan YinQuan. The continuing company has retained December 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

The Company's principal activities are developing and sales of computer software and hardware, digital video pictures system; developing and sales of computer network and network audio devices, parts, low value consumables and etc (exclusive of the business not obtained the license).  Currently, the Company is focused on the Voice Over Internet Phone ("VOIP") technology related business.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.  Our functional currency is the Chinese Renminbi; however the accompanying financial statements have been translated and presented in United States Dollars ($).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis.

Advances to suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down the inventories to their market value, if lower. As of December 31, 2006, the management made impairment on inventories of $19,668, while as of December 31, 2005, the management determined that there was no need of reserves for inventories.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over useful lives of 5 to 10 years.  The cost of assets sold or retired and the related amounts of accumulated depreciation are removed from the accounts in the year of disposal.  Any resulting gain or loss is reflected in current operations.  Assets held under capital leases are recorded at the lesser of the present value of the future minimum lease payments or the fair value of the leased property. Expenditures for maintenance and repairs are charged to operations as incurred.

Intangible Assets

The Company evaluates intangible assets for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2006 and 2005, there were no significant impairments of its long-lived assets used in operations.

Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments.

The Company's financial instruments primarily consist of cash and cash equivalents, accounts receivable, other receivables, advances to suppliers, accounts payable, other payable, tax payable, and related party advances and borrowings.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet date.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as advances from customers.

The Company recognizes revenue from telecommunications as services are provided. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2006 and 2005 were insignificant.

Stock-Based Compensation

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No.123.  There were no stock options or warrants issued during the years ended December 31, 2006 and 2005 respectively.

Earnings Per Share (EPS)

Earnings per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted EPS is not presented as the Company has no potential dilutive shares outstanding.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company is approved as hi-tech software company, the company is completely exempt of income tax for the first 2 years up to December 2008 and is 50% exempt of income tax for the next 3 years pursuant to State Tax notice no. [2003] 82.

Statement of Cash Flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. As per SFAS 131, the company operates in two segments based on nature of products and services: Telecommunocations & Sale of equipments

Recently Issued Accounting Standards

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities".  SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statement.

In March 2006 FASB issued SFAS 156 'Accounting for Servicing of Financial Assets' this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.

Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2.

Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.

Permits an entity to choose 'Amortization method' or  Fair value measurement method' for each class of separately recognized servicing assets and servicing liabilities:

4.

At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.

Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statement.

In September 2006, FASB issued SFAS 157 'Fair Value Measurements'. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 'Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R)' This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

a.

A brief description of the provisions of this Statement

b.

The date that adoption is required

c.

The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

In February of 2007 the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115."  The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  The statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007.  The company is analyzing the potential accounting treatment.

Foreign Currency Translation

The Company uses the United States dollar ("U.S. dollars") for financial reporting purposes. The Company maintains books and records in their functional currency, being the primary currency of the economic environment in which the operations are conducted. In general, the Company translates the assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet, as component of comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income" as a component of shareholders' equity

As of December 31, 2006, the accounts of Jinan Yinquan were maintained and expressed in the Chinese Yuan Renminbi (RMB). The consolidated financial statements of the Company were translated into United States Dollars (USD) in accordance with Statement of Financial Accounts Standards ("SFAS") No. 52, "Foreign Currency Translation," with the RMB as the functional currency. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder's equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. As of December 31, 2006 and 2005, the foreign currency transaction gain is $37,252 and $17,042, respectively.

NOTE 3   PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of China VOIP & Digital Telecom (the "Company") and its 100% wholly-owned subsidiary Jinan Yinquan Technology Co. Ltd. ("Jinan YinQuan"). All significant inter-company accounts and transactions have been eliminated in consolidation.

NOTE 4 - CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC's economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

For the year ended December 31, 2006, one customer provided 28% of the net revenues and one supplier provided 45% of the cost of sales. For the year ended December 31, 2005, one customer provided 9% of the net revenues and one supplier provided 47% of the cost of sales. There were no balance due from the customers as of December 31, 2006 and 2005, respectively. The accounts payable balances due to the suppliers were $118,482 and $0 at December 31, 2006 and 2005, respectively.

NOTE 5 - ADVANCES TO SUPPLIERS

The Company made prepayments to suppliers to purchase inventory. This amount represents the advances paid by the Company to suppliers of $13,181 at December 31, 2006.

NOTE 6 - LOANS RECEIVABLE

As of December 31, 2006, $147,290 was the loan receivable from two unrelated parties. The loans were unsecured, non-interest bearing and payable on demand.

NOTE 7 - DUE FROM RELATED PARTIES

The due from related party as of December 31, 2006 consists of $85,825 receivable from executive officers of the company. This amount was withdrawn by the officers for Company operations. The amount is due on demand, unsecured and interest free.

NOTE 8 - PROPERTIES AND EQUIPMENT

The property and equipment as of December 31, 2006 is summarized as follows:

Electronic Equipment	171,609
Vehicles	51,318
Office Equipment	6,591
Construction in progress	307,391
Total	536,909

Less: Accumulated depreciation	(22,625)

Property and equipment, net	$514,284

The depreciation expense for the years ended December 31, 2006 and 2005 was $5,856 and $6,112 respectively.

NOTE 9  INTANGIBLE ASSET

Intangible asset is the two sets of software acquired from third parties.  These sets of software are used for the core technology of the Company's VOIP business.  It is amortized over 5 years. The intangible assets as of December 31, 2006 are as summarized below:

Original cost	$88,637
Less: amortization	(64,698)
Intangible asset, net	$23,939

Following is future amortization schedule of the intangible asset:

Amortization

2007	$17,727
2008	6,212
23,939

NOTE 10   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities as of December 31, 2006 are summarized as follows:

Accrued expenses	$57,708
Accrued staff welfare	10,904
Security deposits	6,123
Tax payables	69,838
Total	$144,573

NOTE 11 DUE TO RELATED PARTY

Due to related party of $10,000 as of December 31, 2006 represents payable to former beneficial owner of Crawford Lake Mining Inc.  This payable is unsecured, non interest bearing and payable on demand.

NOTE 12   EQUITY TRANSACTIONS DURING YEAR ENDED 31 DECEMBER 2006

In August 2006, the Company decided to forward split its common stock at a ratio of 3.6 shares of the Company's common stock for every 1 share of common stock issued and outstanding as at August 7, 2006.  Immediately after the forward stock split, the total outstanding shares of the Company are 22,608,000.

In August 2006, the Company issued 40,000,000 shares to the original shareholders of Jinan Yuan Technology Co., Ltd. ("Jinan") to exchange 100% equity interest of Jinan.  In addition, as further consideration for the acquisition, Apollo Corporation, the principal shareholder of the Company, agreed to cancel 11,750,000 post-split shares of its outstanding common stock.

In December 2006, the Company issued 500,000 shares to Leasing Standard Limited for the gross private placement of US$1,000,000, and 400,000 shares to Leasing Standard Limited for consulting service for the SB-2 filing, legal cost, audit cost, and advisory cost of the private placement and reverse-take over procedures.

NOTE 13 STATUTORY RESERVES

As stipulated by the Company Law of the People's Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

1.

Making up cumulative prior years' losses, if any;

2.

Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

3.

Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

4.

Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

In accordance with the Chinese Company Law, the company has allocated 10% of its net income to surplus in 2006. The amount included in the statutory reserves as of December 31, 2006 amounted to $35,430.

The Company established a reserve for the annual contribution of 10% of net income to the common welfare fund in 2006. The amount included in the statutory reserves as of December 31, 2006 amounted to $35,430.

NOTE 14 SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

On August 17, 2006, the Company acquired 100% of the equity in Jinan YinQuan Technology Co. Ltd. ("Jinan YinQuan") pursuant to an Agreement by and between Jinan YinQuan and the Company. The former shareholders of Jinan YinQuan received 40,000,000 shares of the Company's commons stock in exchange for all the issued and outstanding shares of Jinan YinQuan. In conjunction with the acquisition, with the following liabilities of the company were assumed by Jinan YinQuan:

Accounts payable	$100
Accrued expenses	17,531
Note payable (Related Party)	10,000
$27,631

These liabilities have been excluded from the statement of cash flows for the year ended December 31, 2006.

NOTE 15 COMMITMENTS

a) Operating Leases

The Company leases its offices and facilities under long-term, non-cancelable lease agreements expiring at various dates through December 31, 2006. The non-cancelable operating lease agreements provide that the Company pays certain operating expenses applicable to the leased premises according to the Chinese Law.

The future minimum annual lease payments required under the operating leases are as follows:

Year Ending December	Payments

2007	$16,116

Total future lease payments	$16,116

NOTE 16 SEGMENT REPORTING

The Company has two reportable segments consisting of (1) Equipment Sales and (2) Telecommunications minutes. The Company evaluates performance based on sales, gross profit margins and operating profit before income taxes.  Unallocated assets and loss from continuing operations are primarily related to general corporate expenses.

The following is information for the Company's reportable segments for the years ended December 31, 2006 and 2005:

2006	Telecommunication	Equipment	Corporate	Total
Revenue	966,815	483,154		1,449,969
Gross margin	462,942	32,815		495,757
Net Income before taxes	310,968	22,043	(863,349)	(530,338)
Identifiable Assets	1,570,337	784,757		2,355,794
Depreciation and amortization	23,249			23,249
capital expenditure	538,223			538,223

2005	Telecommunication	Equipment	Total
Revenue	965,346	25,149	990,495
Gross margin	716,503	618	717,121
Net Income before taxes	271,695	234	271,929
Identifiable Assets	1,191,427	31,038	1,222,465
Depreciation and amortization	23,485		23,485
capital expenditure	122,038		122,038

CHINA VOIP & DIGITAL TELECOM INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007

Report of Independent Registered Public Accounting Firm

1

Consolidated Balance Sheet

                             2

Consolidated Statements of Operations

              3

Consolidated Statements of Cash Flow

4

Consolidated Statements of Changes in Stockholders' Equity

5

Notes to Consolidated Financial Statements

6-21

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of

China Voip & Digital Telecom Inc. and Subsidiary:

We have audited the accompanying consolidated balance sheet of China Voip & Digital Telecom Inc. and Subsidiary as of December 31, 2007, and the related consolidated statements of operation, stockholders' equity, and cash flows for the years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Voip & Digital Telecom Inc. and Subsidiary as of December 31, 2007, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2007 and 2006, in conformity with U.S. generally accepted accounting principles.

The Company's consolidated financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The company has accumulated deficit of $1,612,129 at December 31, 2007 including a net loss of $1,327,907 and $530,338 for the years ended December 31, 2007 and 2006. These factors as discussed in Note 17 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 17. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company, Inc.

Certified Public Accountants

Los Angeles, California

January 27, 2008

CHINA VOIP & DIGITAL TELECOM, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
December 31, 2007

Assets
Current assets
Cash and cash equivalents	$5,346,165
Accounts receivable	174,641
Advance to suppliers	1,109,350
Inventories - net	148,548
Other current assets	79,680
Total Current Assets	6,858,384
Fund Raising Fee	443,967
Property & Equipment - net	1,876,477
Intangible Assets - net	6,388
Total Assets	$9,185,216

Liabilities & Stockholders' Equity
Current Liabilities
Accounts payable	$17,166
Warrant Liability	7,676,915
Accrued expenses and other current liabilities	317,582
Due to related party	20,000
Total Current Liabilities	8,031,663
Long Term Liabilities-Convertible Debt, net	46,296

Stockholders' Equity
Common Stock, part value $.001 per share, 75,000,000 shares authorized; 53,008,000 shares issued and outstanding	53,008
Additional paid-in-capital	3,408,515
Shares to be cancelled	(1,212,000)
Other comprehensive income	241,230
Statutory reserves	228,633
Accumulated deficit	(1,612,129)
Total Stockholders' Equity	1,107,257

Total Liabilities and Stockholders' Equity	$9,185,216

The accompanying notes are an integral part of these consolidated financial statements

CHINA VOIP & DIGITAL TELECOM INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

Net sales	$6,083,671	$1,449,969
Cost of sales	3,916,360	954,212
Gross profit	2,167,311	495,757

Operating Expenses :
Selling, general and administrative	718,698	1,029,167
Depreciation and amortization	156,112	23,439
Total operating expenses	874,810	1,052,606

Income (Loss) from operations	1,292,501	(556,849)

Other income (expenses)
Interest income	3,575	936
Interest expenses	(26,747)	(4,119)
Subsidy income	50,819	29,856
Beneficial conversion feature	(6,576,294)	-
Change in derivative liability	3,899,379	-
Other income (expense)	28,860	(162)
Total other income (expense)	(2,620,408)	26,511

Net loss	(1,327,907)	(530,338)

Other comprehensive income
Foreign currency translation	186,927	37,252

Net comprehensive loss	$(1,140,980)	$(493,086)

NET LOSS PER COMMON SHARE - BASIC & DILUTED	$(0.02)	$(0.01)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC & DILUTED	51,759,507	50,931,973

The accompanying notes are an integral part of these consolidated financial statements

CHINA VOIP & DIGITAL TELECOM, INC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
	2007	2006
Cash flows from operating activities:
Net loss	$(1,327,907)	$(530,338)
Adjustments to reconcile net income to net cash
provided by operating activities:
Beneficial conversion feature	6,576,294	-
Change in derivative liability	(3,899,379)	-
Amortization of debt discount	46,296	-
Depreciation and amortization	156,112	23,439
Reserve for inventory obsolesce	67,104	19,668
Issuance of shares for services	51,000	812,000
Changes in operating assets and liabilities:
Accounts receivable	(170,975)	289,463
Inventories	(124,902)	(2,541)
Advances to suppliers	(1,051,694)	94,836
Prepaid expenses and other assets	160,275	(122,143)
Accounts payable	16,482	(115,518)
Deferred revenue	-	(12,765)
Accrued expenses and other current liabilities	160,776	(58,002)
Total Adjustments	1,987,389	928,437
Net cash provided by operating activities	659,482	398,099

Cash flows from investing activities:
Purchase of property and equipment	(1,412,302)	(439,624)

Cash flows from financing activities:
Proceeds from subscription of convertible debt	4,556,033	-
Proceeds from related parties - net	10,000	-
Proceeds from subscription of common stocks	-	1,000,000
Net cash provided by financing activities	4,566,033	1,000,000

Foreign currency translation	45,136	37,252

Net increase in cash and cash equivalents	3,858,349	995,727

Cash and cash equivalents, beginning balance	1,487,816	492,089

Cash and cash equivalents, ending balance	$5,346,165	$1,487,816

SUPPLEMENTARY DISCLOSURE:
Interest paid	$26,747	$-
Income tax paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

CHINA VOIP & DIGITAL TELECOM, INC AND SUBSIDIARY
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
			Additional Paid in Capital	Shares to be Cancelled		Other Comprehensive Income		Total Stockholders' Equity
					Statutory Reserves		Retained Earnings/ ( Accumulated Deficit)
	Shares Amount	Common Stock
Balance December 31, 2005	40,000,000	$414,154	$-	$-	$-	$17,051	$474,750	$905,955

Recapitalization of Jinan on reverse acquisition	10,858,000	(363,296)	335,665	-	-	-	-	(27,631)

Issuance of shares for cash	500,000	500	999,500	-	-	-	-	1,000,000

Issuance of shares for services	400,000	400	811,600	-	-	-	-	812,000

Foreign currency translation	-	-	-	-	-	37,252	-	37,252

Transfer to Statutory Reserve	-	-	-	-	70,859	-	(70,859)	-

Net Loss	-	-	-	-	-	-	(530,338)	(530,338)

Balance December 31, 2006	51,758,000	51,758	2,146,765	-	70,859	54,303	(126,447)	2,197,238

Issuance of shares for services	1,200,000	1,200	1,210,800	-	-	-	-	1,212,000
Shares to be cancelled	-	-	-	(1,212,000)	-	-	-	(1,212,000)
Shares issued in lieu of compensation	50,000	50	50,950	-	-	-	-	51,000
Foreign currency translation	-	-	-	-	-	186,927	-	186,927
Transfer to statutory reserve	-	-	-	-	157,774	-	(157,774)	-
Net loss	-	-	-	-	-	-	(1,327,907)	(1,327,907)

Balance December 31, 2007	53,008,000	$53,008	$3,408,515	$(1,212,000)	$228,633	$241,230	$(1,612,129)	$1,107,257

The accompanying notes are an integral part of these consolidated financial statements

CHINA VOIP & DIGITAL TELECOM INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 GENERAL

China VOIP & Digital Telecom Inc. ("the Company" or "We"), formerly, Crawford Lake Mining, Inc. acquired on August 17, 2006, all of the outstanding capital stock of Jinan YinQuan Technology Co. Ltd. ("Jinan YinQuan") in exchange for the issuance of 40,000,000 shares of our common stock to the Jinan Shareholders and $200,000. Such shares are restricted in accordance with Rule 144 of the 1933 Securities Act. In addition, as further consideration for the acquisition, Apollo Corporation, the principal shareholder of the Company, agreed to cancel 11,750,000 post-split shares of its outstanding common stock. Based upon same, Jinan YinQuan became our wholly-owned subsidiary.

Jinan YinQuan was established in JiNan in the People's Republic of China ("the PRC") in 2001.  The exchange of shares with Jinan YinQuan has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of the Jinan YinQuan obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of Jinan YinQuan, with Jinan YinQuan being treated as the continuing entity. The historical financial statements presented are those of Jinan YinQuan. The continuing company has retained December 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

The Company's principal activities are developing and sales of computer software and hardware, digital video pictures system; developing and sales of computer network and network audio devices, parts, low value consumables and etc (exclusive of the business not obtained the license).  Currently, the Company is focused on the Voice Over Internet Phone ("VOIP") technology related business.

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.  Our functional currency is the Chinese Renminbi; however the accompanying financial statements have been translated and presented in United States Dollars ($).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Allowance for Doubtful Accounts

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down the inventories to their market value, if lower.  As of December 31, 2007, the reserve for obsolescence was $90,882.

Property, Plant & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Furniture and Fixtures

5 years

Equipment

5 years

Computer Hardware and Software

5 years

Building

30 years

Intangible Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as advances from customers.

The Company recognizes revenue from telecommunications as services are provided. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (revised 2004), ''Share-Based Payment'' (''SFAS 123R''), which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statements of operations. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107") regarding the SEC's interpretation of SFAS 123R and the valuation of share-based payments for public companies. The Company has adopted SFAS 123R and related FASB Staff Positions ("FSPs") as of October 01, 2005 and will recognize stock-based compensation expense using the modified prospective method.

Advertising

Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. The Company expenses all advertising costs as incurred.

Earnings Per Share (EPS)

Earnings per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted EPS is not presented as the Company has no potential dilutive shares outstanding.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Statement of Cash Flows

In accordance with SFAS No. 95, "Statement of Cash Flows," cash flows from the Company's operations is based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. As per SFAS 131, the company operates in two segments based on nature of products and services: Telecommunocations, Sale of equipments and Technical services.

Recently Issued Accounting Standards

In September 2006, FASB issued SFAS 157 'Fair Value Measurements'. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 'Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R)' This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

1 A brief description of the provisions of this Statement

2 The date that adoption is required

3 The date the employer plans to adopt the recognition provisions of this Statement, if earlier

The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements". This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company's fiscal year beginning October 1, 2009. Management is currently evaluating the effect of this pronouncement on financial statements.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity's financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations". This Statement replaces SFAS No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company's fiscal year beginning October 1, 2009. While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions after September 30, 2009.

Foreign Currency Translation

The Company uses the United States dollar ("U.S. dollars") for financial reporting purposes. The Company maintains books and records in their functional currency, being the primary currency of the economic environment in which the operations are conducted. In general, the Company translates the assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet, as component of comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income" as a component of shareholders' equity

For the years ended December 31, 2007 and 2006, the foreign currency translation gain is $186.927 and $37,252 respectively. The accumulated comprehensive foreign currency translation gain amounted to $241,230 as on December 31, 2007.

NOTE 3   PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of China VOIP & Digital Telecom (the "Company") and its 100% wholly-owned subsidiary Jinan YinQuan Technology Co. Ltd. ("Jinan YinQuan"). All significant inter-company accounts and transactions have been eliminated in consolidation.

NOTE 4   CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC's economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

For the year ended December 31, 2007, there was no major customer. For the year ended December 31, 2007, one supplier provided 82% of the cost of sales.  The balance advanced to the supplier as of December 31, 2007 was $992,560.

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents as the same is not covered by insurance.

NOTE 5   ADVANCES TO SUPPLIERS

The Company made prepayments to suppliers to purchase inventory, equipment or services. This amount represents the advances paid by the Company to suppliers of $1,109,350 at December 31, 2007.

NOTE 6   OTHER CURRENT ASSETS

As of December 31, 2007, the other current assets comprise of the following:

Advance to attorney	$50,000
Advances to Staff	24,610
Due from related party	5,070
Total	$79,680

NOTE 7 FUND RAISING FEE

As of December 31, 2007, the Company has fund raising fee amounting to $443,967 associated with issuance of 5 million senior convertible notes. The amount will be amortized with the life time of the senior convertible notes.

Amortization for the next 5 years is as follows :
2008	$147,989
2009	147,989
2010	147,989

Total	$443,967

NOTE 8  PROPERTIES AND EOUIPMENT

The balances of Company property and equipment as of December 31, 2007 are summarized as follows:

Electronic Equipment	$1,506,841
Vehicles	89,664
Office Equipment	9,969
Construction in progress	437,571
2,044,045

Less: Accumulated depreciation	(167,568)

Property and equipment, net	$1,876,477

The depreciation expense for the years ended December 31, 2007 and 2006 was $137,706 and $5,856 respectively.

NOTE 9   INTANGIBLE ASSET

Intangible asset comprised of a set of software acquired from third parties. This set of software is used for the core technology of the Company's VOIP business.  It is amortized over 5 years. Intangible assets comprised of following at December 31, 2007:

Software	$95,842
Less: amortization	(89,454)
Intangible asset, net	$6,388

Amortization for the next 5 years is as follows :

2008	$6,388

The amortization expense for the years ended December 31, 2007 and 2006 was $18,406 and $17,583 respectively.

NOTE 10 - SENIOR SECURITY NOTE

On December 21, 2007, the Company issued a senior debenture to CASTLERIGG MASTER INVESTMENTS LTD in the amount of $5,000,000 that accrues interest at 8.75% per annum and is due on December 21, 2010. In addition, the Company also issued to CASTLERIGG MASTER INVESTMENTS LTD three series of warrants, titled Series A Warrant, Series B Warrant, Series C Warrant (collectively the "Warrants") to purchase 21,459,038 shares of the Company's common stock. The Warrants are exercisable at price per share of $.5627 and are subject to economic anti-dilution protection.  The Series A Warrant is exercisable for 8,885,730 shares of the Company's common stock and expires the date eighty four (84) months after the earlier of (A) such time as all of the Registrable Securities (as defined in the Registration Rights Agreement) are available for resale pursuant to an effective Registration Statement and (B) two (2) years after December 21, 2007.  The Series B Warrant is exercisable for 6,220,011 shares of the Company's common stock and expires on the date on which the Notes issued pursuant to the Securities Purchase Agreement are no longer issued and outstanding.  The Series C Warrant is exercisable for 6,353,297 shares of the Company's common stock and expires on the date sixty (60) months after the first time the Company elects a Company Optional Redemption.

The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 130% of the Conversion Rate with (i) issuable upon conversion of the Notes, (ii) upon exercise of the Warrants, without taking into account any limitations on the Conversion of the Notes or exercise of the Warrants set forth in the Notes and Warrants, respectively) and (iii) as Interest Shares pursuant to the terms of the Notes. As of December 31, 2007, the Company did not have enough authorized and unissued common stock to reserve 130% shares. This amount is due subject to default.

Per EITF 00-19, paragraph 4, these convertible debentures do not meet the definition of a "conventional convertible debt instrument" since the Company does not have sufficient unissued authorized share capital. The Company is required to increase the authorized share capital which is not within th control of the Company. Therefore, the convertible debenture is considered "non-conventional," which means that the conversion feature must be bifurcated from the debt and shown as a separate derivative liability.  This beneficial conversion liability was calculated to be $0 at December 31, 2007. In addition, since the Company does not have enough number of unissued authorized shares of common stock, it is assumed that the Company could never have enough authorized and unissued shares to settle the conversion of the warrants into common stock.  Therefore, the warrants issued in connection with this transaction have been reported as liability at December 31, 2007 in the accompanying balance sheet with a fair value of $7,676,915.  The value of the warrant was calculated using the Black-Scholes model using the following assumptions:

	Series A	Series B	Series C
RRisk-free interest rate	3%	2.5%	2.85%
Expected life of the warrants	7 years	3 years	6 years
EExpected volatility	132.52%	132.52%	132.52%
EExpected dividend yield	0%	0%	0%

The fair value of the beneficial conversion feature and the warrant liability will be adjusted to fair value each balance sheet date with the change being shown as a component of net income.

The fair value of the beneficial conversion feature and the warrants at the inception of these convertible debentures were $331,438 and $11,244,857, respectively.  The first $5,000,000 of these discounts has been shown as a discount to the convertible debentures which will be amortized over the term of the debentures and the excess of $6,576,294 has been shown as financing costs in the accompanying statement of operations.

Warrants outstanding at December 31, 2007 and related weighted average price and intrinsic value is as follows:

	Exercise Prices	Total Warrants Outstanding	Weighted Average Remaining Life (Years)	Total Weighted Average Exercise Price	Warrants Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value
Series A	0.5627	8,885,730	2.90	0.15	8,885,730	0.15	-
Series B	0.5627	6,220,011	0.87	0.24	6,220,011	0.24	-
Series C	0.5627	6,353,297	1.78	0.17	6,353,297	0.17	-
Total		21,459,038	5.54	0.56	21,459,038	0.56	_

NOTE 11  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities as of December 31, 2007 are summarized as follows:

2007
Subsidy income	27,344
Interest payable	20,833
Accrued expenses	$54,587
Accrued staff welfare	9,385
Tax payables	127,793
Security deposits	43,330
Others	34,310
Total	$317,582

NOTE 12   DUE TO RELATED PARTY

Due to related party of $20,000 as of December 31, 2007 represents $10,000 payable to former beneficial owner of Crawford Lake Mining Inc. and $10,000 payable to Li Kunwu, the CEO of the Company.  The payables are unsecured, non interest bearing and payable on demand.

NOTE 13  STATUTORY RESERVES

As stipulated by the Company Law of the People's Republic of China (PRC) executed on 2006, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

1. Making up cumulative prior years' losses, if any;

2. Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

3. Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

4. Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

In accordance with the Chinese Company Law, the company has allocated 10% of its net income after tax to surplus as of December 31, 2007. The amount included in the statutory reserves as of December 31, 2007 amounted to $157,774.

Balances of Statutory reserves as of December 31, 2007 and 2006 are as follows:

December 31, 2007
Net income of operation in PRC	$ 1,577,737
Reserve rate of statutory fund	10%
Amount reserved in 2007	$ 157,774

Balance of statutory reserve at December 31, 2006	$ 35,429
Change in 2007	157,774
Balance of statutory reserve at December 31, 2007	$ 193,203

According to the new Company Law of the People's Republic of China (PRC) executed in 2006, the Company is not required to reserve the "Statutory common welfare fund". Accordingly, the Company did not reserve the common welfare fund in 2007. The amount in the Statutory common welfare fund as of December 31, 2007 amounted to $35,429.

NOTE 14   STOCKHOLDER'S EQUITY

Pursuant to the term sheet, on July 18, 2007, the Company issued 1.2 million shares to Downshire Capital Inc. and its assigned parties as first installment for financing assistance. While according to the term sheet, $3 million USD should be received by the company before August 15, 2007, otherwise, Downshire Capital and its designed investors need to return the 1.2 million shares and the Registrant will cancel it accordingly.

As of August 21, 2007, Downshire Capital Inc. was not able to complete the financing before closing deadline according to the termsheet signed with the Registrant on July 17, 2007. After further negotiation, both parties could not reach further agreement to extend the termsheet and the termsheet was terminated accordingly.  The stock transfer agent of the Company has put restriction on the stock to trade. The Company requested its stock transfer agent to cancel the shares. However, Downshire Capital Inc. did not return the certificates to stock transfer agent as of December 31, 2007. The shares have been classified as "Shares to be cancelled" in the accompanying financial statements.

Note 15  INCOME TAXES

The Company is registered in the State of Nevada and has operations in primarily two tax jurisdictions - the PRC and the United States. For the operation in the US, the Company has incurred net accumulated operating losses for income tax purposes The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses at these locations as of December 31, 2007. Accordingly, the Company has no net deferred tax assets.

The operation in PRC is approved as hi-tech software company, Jinan YinQuan is completely exempt of income tax for the first 2 years up to December 2007 and is 50% exempt of income tax for the next 3 years pursuant to State Tax notice no 2003(82).

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Statement of Operations:

	2007	2006
Tax expense (credit) at statutory rate - federal	34%	34%
State tax expense net of federal tax	6%	6%
Valuation allowance	(40%)	(40%)
Foreign income tax - PRC	33%	33%
Exempt from income tax	(33%)	(33%)
Tax expense at actual rate	0%	0%

United States of America

As of December 31, 2007, the Company in the United States had approximately $2,905,645 in net operating loss carry forwards available to offset future taxable income. Federal net operating losses can generally be carried forward 20 years. The deferred tax assets for the United States entities at December 31, 2007 consists mainly of net operating loss carry forwards and were fully reserved as the management believes it is more likely than not that these assets will not be realized in the future.

The following table sets forth the significant components of the net deferred tax assets for operation in the US as of December 31, 2007 and 2006.

	2007	2006
Net operation loss carry forward	$ 2,905,645	$ 885,770
Total deferred tax assets	74,525	14,097
Less: valuation allowance	(74,525)	(14,097)
Net deferred tax assets	$ -	$ -

Note 16  OPERATING LEASE

The company leases its office space under an operating lease expiring March 2008.  Total rent expense under this operating lease was approximately $1,467 and $0 during the years ended December 31, 2007 and 2006, respectively. Starting from April 2008, the company's new building will be ready and the company doesn't need to incur rent expense. The rent expenses for the next five years after December31, 2007 are as follows:

Year 2008	$3,728
$3,728

NOTE 17   SEGMENT REPORTING

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

During the year ended December 31, 2007 and 2006, the Company is organized into three main business segments: (1) Telecommunications minutes, (2) Equipment Sales and (3) Technical services. There were no transactions between segments. The following table presents a summary of operating information and certain year-end balance sheet information for the years ended December 31, 2007 and 2006:

	Years ended
	2007	2006
Revenues from unaffiliated customers:
Telecommunication	$ 4,485,713	$ 966,815
Equipment sales	486,181	483,154
Technical services	1,111,777	-
Consolidated	$ 6,083,671	$ 1,449,969

Operating income (loss):
Telecommunication	$ 704,300	$ 286,212
Equipment sales	25,991	20,288
Technical services	769,204	-
Corporation (1)	(7,227,256)	(863,349)
Consolidated	$(5,727,761)	$ (556,849)

Net income (loss) before taxes:
Telecommunication	$ 740,625	$ 310,968
Equipment sales	27,332	22,043
Technical services	808,878	-
Corporation (1)	(7,248,089)	(863,349)
Consolidated	$ (5,671,254)	$ (530,338)

Identifiable assets:
Telecommunication	$ 8,723,801	$ 1,570,337
Equipment sales	17,448	784,757
Technical services	-	-
Consolidated	$ 8,741,249	$ 2,355,794

Depreciation and amortization
Telecommunication	$ 156,112	$ 23,439

Capital contribution
Telecommunication	$ 1,412,302	$ 439,624

(1). Unallocated loss from Operating income (loss) and Net income (loss) before taxes are primarily related to general corporate expenses.

Note 17  Going concern

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the company as a going concern.  However, the Company has an accumulated deficit of $1,612,129 as of December 31, 2007 including losses of $1,327,907 and $530,338 for the years ended December 31, 2007 and 2006, and the Company's operations do not generate sufficient cash to cover its operating costs.  In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and succeed in its future operations, The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken certain restructuring steps to provide the necessary capital to continue its operations. These steps included: 1) acquire profitable operations through issuance of equity instruments; and 2) to continue actively seeking additional funding and restructure the acquired subsidiaries to increase profits and minimize the liabilities.

CHINA VOIP & DIGITAL TELECOM INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008

CHINA VOIP & DIGITAL TELECOM, INC.

PAGE	1	CONDENSED CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2008 (UNAUDITED) AND AS OF DECEMBER 31, 2007 (AUDITED).

PAGE	2	CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED).

PAGE	3	CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2008 AND 2007 (UNAUDITED).

PAGES	4 - 18	NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED).

CHINA VOIP & DIGITAL TELECOM, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2008 AND DECEMBER 31, 2007

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$4,355,265	$5,346,165
Accounts receivable	26,915	174,641
Advance to suppliers	1,985,522	1,109,350
Inventories - net	166,017	148,548
Deposit	569,622	-
Other current assets	366,326	79,680
Total Current Assets	7,469,667	6,858,384

Dent issue cost	406,970	443,967

Property & Equipment - net	2,238,722	1,876,477

Intangible Assets - net	1,664	6,388

Total Assets	$10,117,023	$9,185,216

Liabilities & Stockholders' Equity/(Deficit)
Current Liabilities
Accounts payable	$-	$17,166

BCF Liability	598,009	-
Warrant Liability	11,750,164	7,676,915
Accrued expenses and other current liabilities	482,881	317,582
Due to related party	20,000	20,000
Total Current Liabilities	12,851,054	8,031,663

Long term Liabilities-Convertible debt	462,963	46,296

Stockholders' Equity/(Deficit)
Common Stock, part value $.001 per share, 75,000,000 shares authorized; 53,008,000 shares issued and outstanding	53,008	53,008
Additional paid-in-capital	3,408,515	3,408,515
Shares to be cancelled	(1,212,000)	(1,212,000)
Other comprehensive income	601,342	241,230
Statutory reserves	304,203	228,633
Accumulated deficit	(6,352,062)	(1,612,129)
Total Stockholders' Equity/(Deficit)	(3,196,994)	1,107,257

Total Liabilities and Stockholders' Equity/(Deficit)	$10,117,023	$9,185,216

The accompanying notes are an integral part of these unaudited consolidated financial statements

CHINA VOIP & DIGITAL TELECOM INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)
		2008	2007
Net sales		$1,999,741	$988,134
Cost of sales		1,007,556	770,424
Gross profit		992,185	217,710

Operating Expenses :
	Selling, general and administrative	282,745	79,681
	Depreciation and amortization	43,006	14,459
	Total operating expenses	325,751	94,140

Income from operations		666,434	123,570

Other income (expenses)
	Interest income	620	3,024
	Interest expenses	(187,500)	-
	Subsidy income	10,322	7,519
	Amortization of beneficial conversion feature	(416,667)	-
	Change in derivative liability	(4,671,258)	-
	Other income(expense)	14,023	(64)
	Total other income (expense)	(5,250,460)	10,479

Income (loss) before income tax		(4,584,026)	134,049

Income tax		(14,319)	-

Net income (loss)		(4,598,345)	134,049

Other comprehensive gain
Foreign currency translation gain		360,112	7,482

	Net comprehensive income (loss)	$(4,238,233)	$141,531

NET EARNINGS (LOSS) PER COMMON SHARE
--	Basic	$(0.080)	$0.003
--	Diluted	$(0.083)	$0.003

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
--	Basic	53,008,000	51,758,000
--	Diluted	55,300,370	51,758,000
The accompanying notes are an integral part of these unaudited consolidated financial statements

CHINA VOIP & DIGITAL TELECOM, INC AND SUBSIDIARY
CONSOLIDATED CASH FLOW STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

	2008	2007
Cash flows from operating activities:
Net income (loss)	$(4,598,345)	$134,049
Adjustments to reconcile net income (loss) to net cash
used in operating activities:
Change in derivative liability	4,671,258	-
Depreciation and amortization	43,006	14,459
Provision for bad debt	116,255	-
Amortization of debt discount and fund raising fee	453,664	-
Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	35,415	(72,442)
Decrease in inventories	(11,053)	(92,001)
Increase in advances to suppliers	(812,304)	(218,871)
(Increase)/decrease prepaid expenses and other assets	(836,951)	186,012
Increase/(decrease) in accounts payable	(17,497)	36,417
Increase in accrued expenses and other current liabilities	155,237	6,285
Total Adjustments	3,797,030	(140,141)
Net cash used in operating activities	(801,315)	(6,092)

Cash flows from investing activities:
Purchase of property and equipment	(316,285)	(402,582)
Receivable from related party	(5,070)	-
Net cash used in investing activities	(321,355)	(402,582)

Effect of exchange rate changes on cash & cash equivalents	126,699	(1,396)

Net decrease in cash and cash equivalents	(990,900)	(410,070)

Cash and cash equivalents, beginning balance	5,346,165	1,487,816

Cash and cash equivalents, ending balance	$4,355,265	$1,077,746

SUPPLEMENTARY DISCLOSURE:
Interest paid	$-	$-
Income tax paid	$-	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements

CHINA VOIP & DIGITAL TELECOM INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1   GENERAL

China VOIP & Digital Telecom Inc. (“the Company” or “We”), formerly, Crawford Lake Mining, Inc. acquired on August 17, 2006, all of the outstanding capital stock of Jinan YinQuan Technology Co. Ltd. (“Jinan YinQuan”) in exchange for the issuance of 40,000,000 shares of our common stock to the Jinan Shareholder and $200,000. Such shares are restricted in accordance with Rule 144 of the 1933 Securities Act. In addition, as further consideration for the acquisition, Apollo Corporation, the principal shareholder of the Company, agreed to cancel 11,750,000 post-split shares of its outstanding common stock. Based upon same, Jinan YinQuan became our wholly-owned subsidiary.

Jinan YinQuan was established in JiNan in the People’s Republic of China (“the PRC”) in 2001.  The exchange of shares with Jinan YinQuan has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of the Jinan YinQuan obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of Jinan YinQuan, with Jinan YinQuan being treated as the continuing entity. The historical financial statements presented are those of Jinan YinQuan. The continuing company has retained December 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

The Company’s principal activities are developing and sales of computer software and hardware, digital video pictures system; developing and sales of computer network and network audio devices, parts, low value consumables and etc (exclusive of the business not obtained the license).  Currently, the Company is focused on the Voice Over Internet Phone (“VOIP”) technology related business.

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Information

The accompanying unaudited consolidated financial statements have been prepared by China Voip & Digital Telecom Inc., pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) Form 10-QSB and Item 310 of Regulation S-B, and generally accepted accounting principles for interim financial reporting. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company’s Annual Report on Form 10-KSB. The results of the three month periods ended March 31, 2008 are not necessarily indicative of the results to be expected for the full year ending December 31, 2008.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.  Our functional currency is the Chinese Renminbi; however the accompanying financial statements have been translated and presented in United States Dollars ($).

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down the inventories to their market value, if lower.  As of March 31, 2008, the reserve for obsolescence was $94,660.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as advances from customers.

The Company recognizes revenue from telecommunications as services are provided. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue.

Segment Reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. As per SFAS 131, the company operates in two segments based on nature of products and services: Telecommunications, Sale of equipments and Technical services.

Recently Issued Accounting Standards

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

1.  A brief description of the provisions of this Statement

2.  The date that adoption is required

3.

The date the employer plans to adopt the recognition provisions of this Statement, if earlier

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company’s fiscal year beginning October 1, 2009. Management is currently evaluating the effect of this pronouncement on financial statements.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investor to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement replaces SFAS No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company’s fiscal year beginning October 1, 2009. While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions after September 30, 2009.

Foreign Currency Translation

The Company uses the United States dollar ("U.S. dollars") for financial reporting purposes. The Company maintains books and records in their functional currency, being the primary currency of the economic environment in which the operations are conducted. In general, the Company translates the assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet, as component of comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income” as a component of shareholder’ equity

For the three month periods ended March 31, 2008 and 2007, the foreign currency translation gain is $360,112 and $7,482 respectively. The accumulated comprehensive foreign currency translation gain amounted to $601,342 as on March 31, 2008.

NOTE 3   PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of China VOIP & Digital Telecom (the “Company”) and its 100% wholly-owned subsidiary Jinan YinQuan Technology Co. Ltd. (“Jinan YinQuan”). All significant inter-company accounts and transactions have been eliminated in consolidation.

NOTE 4   CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC's economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

For the three month periods ended March 31, 2008 and 2007, one customer contributed 31% and 0% of total revenue without outstanding accounts receivable balance.  For the three month periods ended March 31, 2008 and 2007, one supplier provided 99% and 82% of the cost of sales respectively.  The Company advanced to the supplier as of March 31, 2008 was $1,843,387.

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents as the same is not covered by insurance.

NOTE 5   ADVANCES TO SUPPLIERS

The Company made prepayments to suppliers to purchase inventory, equipment or services. This amount represents the advances paid by the Company to suppliers of $1,985,522 and $1,109,350 as of March 31, 2008 and December 31, 2007 respectively.

NOTE 6   DEPOSIT

On March 6, 2008, the Board of Director of the Company held a board meeting regarding the intent to purchase shares of Power Unique (Beijing) Co., Ltd (“Power Unique”) and become the 80% share holders of Power Unique and approved the transaction.  As of March 31, 2008, the deposit balance for the intent to purchasing 80% share of Power Unique was $569,622. The official contract was subsequently signed on April 5, 2008 and the title was officially transferred on May 7, 2008.

NOTE 7   OTHER CURRENT ASSETS

As of March 31, 2008 and December 31, 2007, the other current assets comprise of the following:

	3-31-2008 (unaudited)	12-31-2007
Advance to attorney	$50,000	$50,000
Advances to Staff and other	26,345	24,610
Advance to Power Unique	289,981	5,070
Total	$366,326	$79,680

NOTE 7 DEBT ISSUE COST

The Company recorded fund raising fee amounting to $443,967 associated with issuance of 5 million senior convertible notes during the year ended December 31, 2007. The amount will be amortized with the life time of the senior convertible notes.

As of March 31, 2008 the balance of fund raising fee amounted $406,970. During the three month period ended March 31, 2008, $36,997 was amortized.

Amortization for the next 3 years is as follows :
2008	$110,992
2009	147,989
2010	147,989

Total	$406,970

NOTE 8 PROPERTIES AND EQUIPMENT

The balances of Company property and equipment as of March 31, 2008 and December 31, 2007 are summarized as follows:

	3/31/2008 (unaudited)	12/31/2007
Electronic Equipment	$1,706,031	1,506,841
Vehicles	127,831	89,664
Office Equipment	10,668	9,969
Construction in progress	607,680	437,571
	2,452,210	2,044,045
Less: Accumulated depreciation	(213,488)	(167,568)
Property and equipment, net	$2,238,722	1,876,477

The depreciation expense for the years ended March 31, 2008 and 2007 was $38,121and $9,949 respectively.

NOTE 9   INTANGIBLE ASSET

Intangible asset comprised of a set of software acquired from third parties. This set of software is used for the core technology of the Company’s VOIP business.  It is being amortized over 5 years. Intangible assets comprised of following at March 31, 2008 and December 31, 2007:

	3/31/2008 (unaudited)	12/31/2007
Software	$99,826	95,842
Less: amortization	(98,162)	(89,454)
Intangible asset, net	$1,664	6,388

Amortization for the future period is as follows :
In the year ended December 31, 2008	$1,664

The amortization expense for the 3 months ended March 31, 2008 and 2007 was $4,885 and $4,510 respectively.

NOTE 10 – SENIOR SECURITY NOTE

On December 21, 2007, the Company issued a senior debenture to CASTLERIGG MASTER INVESTMENTS LTD in the amount of $5,000,000 that accrues interest at 8.75% per annum and is due on December 21, 2010. In addition, the Company also issued to CASTLERIGG MASTER INVESTMENTS LTD three series of warrants, titled Series A Warrant, Series B Warrant, Series C Warrant (collectively the “Warrants”) to purchase 21,459,038 shares of the Company’s common stock. The Warrants are exercisable at price per share of $0.5627 and are subject to economic anti-dilution protection.  The Series A Warrant is exercisable for 8,885,730 shares of the Company’s common stock and expires the date eighty four (84) months after the earlier of (A) such time as all of the Registrable Securities (as defined in the Registration Rights Agreement) are available for resale pursuant to an effective Registration Statement and (B) two (2) years after December 21, 2007.  The Series B Warrant is exercisable for 6,220,011 shares of the Company’s common stock and expires on the date on which the Notes issued pursuant to the Securities Purchase Agreement are no longer issued and outstanding .  The Series C Warrant is exercisable for 6,353,297 shares of the Company’s common stock and expires on the date sixty (60) months after the first time the Company elects a Company Optional Redemption.

The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 130% of the Conversion Rate with (i) issuable upon conversion of the Notes, (ii) upon exercise of the Warrants, without taking into account any limitations on the Conversion of the Notes or exercise of the Warrants set forth in the Notes and Warrants, respectively) and (iii) as Interest Shares pursuant to the terms of the Notes. As of March 31, 2008, the Company did not have enough authorized and unissued common stock to reserve 130% shares. This amount is due subject to default.

Per EITF 00-19, paragraph 4, these convertible debentures do not meet the definition of a “conventional convertible debt instrument” since the Company does not have sufficient unissued authorized share capital. The Company is required to increase the authorized share capital which is not within the control of the Company. Therefore, the convertible debenture is considered “non-conventional,” which means that the conversion feature must be bifurcated from the debt and shown as a separate derivative liability.  This beneficial conversion liability was calculated to be $598,009 and $0 at of March 31, 2008 and December 31, 2007. In addition, since the Company does not have enough number of unissued authorized shares of common stock, it is assumed that the Company could never have enough authorized and unissued shares to settle the conversion of the warrants into common stock.  Therefore, the warrants issued in connection with this transaction have been reported as liability at March 31, 2008 and December 31, 2007 in the accompanying balance sheet with a fair value of $11,750,164 and $7,676,915, respectively.  The value of the warrant was calculated using the Black-Scholes model using the following assumptions:

	Series A	Series B	Series C
RRisk-free interest rate	3%	2.5%	2.85%
Expected life of the warrants	7 years	3 years	6 years
EExpected volatility	133.47%	133.47%	133.47%
EExpected dividend yield	0%	0%	0%

The fair value of the beneficial conversion feature and the warrant liability will be adjusted to fair value each balance sheet date with the change being shown as a component of net income.

The fair value of the beneficial conversion feature and the warrants at the inception of these convertible debentures were $331,438 and $11,244,857, respectively.  The first $5,000,000 of these discounts has been shown as a discount to the convertible debentures which will be amortized over the term of the debentures and an additional discount $6,576,294 has been shown as financing costs in the accompanying statement of operations.

The fair value of the beneficial conversion feature and the warrants as of March 31, 2008 were $598,009 and $11,750,164, respectively.  The change in the value of the warrants liability and beneficial conversion feature liability has been presented as a component of income in the accompanying financial statements...

Warrants outstanding at March 31, 2008 and related weighted average price and intrinsic value is as follows:

	Exercise Prices	Total Warrants Outstanding	Weighted Average Remaining Life (Years)	Total Weighted Average Exercise Price	Warrants Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value

Series A	0.5627	8,885,730	6.72	0.15	8,885,730	0.15
Series B	0.5627	6,220,011	2.72	0.24	6,220,011	0.24
Series C	0.5627	6,353,297	5.72	0.17	6,353,297	0.17
Total		21,459,038	5.27	0.56	21,459,038	0.56

NOTE 11  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities as of March 31, 2008 are summarized as follows:

	Mar 31, 2008 (unaudited)	Dec 31, 2007
Subsidy income	28,481	27,344
Interest payable	187,500	20,833
Accrued expenses	$52,583	54,587
Accrued staff welfare	8,054	9,385
Tax payables	143,471	127,793
Security deposits	49,643	43,330
Others	13,149	34,310
Total	$482,881	317,582

NOTE 12   DUE TO RELATED PARTY

Due to related party of $20,000 as of March 31, 2008 and December 31, 2007 represents $10,000 payable to former beneficial owner of Crawford Lake Mining Inc. and $10,000 payable to Li Kunwu, the CEO of the Company.  The payables are unsecured, non interest bearing and payable on demand.

NOTE 13  STATUTORY RESERVES

As stipulated by the Company Law of the People's Republic of China (PRC) executed on 2006, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

1.Making up cumulative prior years' losses, if any;

2.Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

3.Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

4.Allocations to the discretionary surplus reserve, if approved in the shareholder' general meeting.

In accordance with the Chinese Company Law, the company has allocated 10% of its net income after tax to surplus as of March 31, 2008 and December 31, 2007. The Company allocated $75,570 and $157,774 as its statutory reserve as of March 31, 2008 and December 31, 2007 respectively.

Balances of Statutory reserves as of March 31, 2008 are as follows:

March 31, 2008
Net income of operation in PRC	$ 755,697
Reserve rate of statutory fund	10%
Amount reserved in 2007	$ 75,570

Balance of statutory reserve at December 31, 2007	$ 228,633
Change in 2008	75,570
Balance of statutory reserve at March 31, 2008	$ 304,203

According to the new Company Law of the People's Republic of China (PRC) executed in 2006, the Company is not required to reserve the “Statutory common welfare fund”. Accordingly, the Company did not reserve the common welfare fund in 2007 and 2008.

NOTE 14   STOCKHOLDER’S EQUITY

Pursuant to the term sheet, on July 18, 2007, the Company issued 1.2 million shares to Downshire Capital Inc. and its assigned parties as first installment for financing assistance. While according to the term sheet, $3 million USD should be received by the company before August 15, 2007, otherwise, Downshire Capital and its designed investor need to return the 1.2 million shares and the Registrant will cancel it accordingly.

As of August 21, 2007, Downshire Capital Inc. was not able to complete the financing before closing deadline according to the termsheet signed with the Registrant on July 17, 2007. After further negotiation, both parties could not reach further agreement to extend the termsheet and the termsheet was terminated accordingly.  The stock transfer agent of the Company has put restriction on the stock to trade. The Company requested its stock transfer agent to cancel the shares. However, Downshire Capital Inc. did not return the certificates to stock transfer agent as of December 31, 2007. The shares have been classified as “Shares to be cancelled” in the accompanying financial statements.

Note 15  INCOME TAXES

The Company is registered in the State of Nevada and has operations in primarily two tax jurisdictions - the PRC and the United States. For the operation in the US, the Company has incurred net accumulated operating losses for income tax purposes The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses at these locations as of March 31, 2008.

The operation in PRC is approved as hi-tech software company, Jinan YinQuan is completely exempt of income tax for the first 2 years up to December 2007 and is 50% exempt of income tax for the next 3 years pursuant to State Tax notice no 2003(82).

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Statement of Operations:

	2008	2007
Tax expense (credit) at statutory rate - federal	34%	34%
State tax expense net of federal tax	6%	6%
Valuation allowance	(40%)	(40%)
Foreign income tax - PRC	15%	33%
Exempt from income tax	(7.5%)	(33%)
Tax expense at actual rate	7.5%	0%

United States of America

As of March 31, 2008, the Company in the United States had approximately $5,354,043 in net operating loss carry forwards available to offset future taxable income. Federal net operating losses can generally be carried forward 20 years. The deferred tax assets for the United States entities at March  31, 2008 consists mainly of net operating loss carry forwards and were fully reserved as the management believes it is more likely than not that these assets will not be realized in the future.

The following table sets forth the significant components of the net deferred tax assets for operation in the US as of March 31, 2008 and December 31, 2007:

	3-31-2008	12-31-2007
Net operation loss carry forward	$ 5,354,043	$ 2,905,645
Total deferred tax assets	164,898	74,525
Less: valuation allowance	(164,898)	(74,525)
Net deferred tax assets	$ -	$ -

Note 16  OPERATING LEASE

The company leases its office space under an operating lease expiring May 2008.  Total rent expense under this operating lease was approximately $6,000 and $3,217 during the three month periods ended March 31, 2008 and 2007, respectively. Starting from June 2008, the company’s new building will be ready and the company doesn’t need to incur rent expense. The rent expenses for the next five years after March 31, 2008 are as follows:

Year 2009	$2,143
$2,143

NOTE 17   SEGMENT REPORTING

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

During the three month periods ended March 31, 2008 and 2007, the Company is organized into three main business segments: (1) Telecommunications minutes, (2) Equipment Sales and (3) Technical services. There were no transactions between segments. The following table presents a summary of operating information and certain period-end balance sheet information for the three month periods ended March 31, 2008 and 2007:

	The three month periods ended
	2008	2007
Revenues from unaffiliated customers:
Telecommunication	$ 1,353,875	882,194
Equipment sales	18,748	105,940
Technical services	627,118
Consolidated	$ 1,999,741	988,134

Operating income (loss):
Telecommunication	$ 189,825	126,212
Equipment sales	5,393	20,530
Technical services	549,519	-
Corporation (1)	(78,303)	(23,172)
Consolidated	$ 666,434	123,570

Net income (loss) before taxes:
Telecommunication	$ 206,727	137,198
Equipment sales	5,627	20,023
Technical services	557,348	-
Corporation (1)	(5,353,728)	(23,172)
Consolidated	$ (4,584,026)	134,049

Identifiable assets:
Telecommunication	9,561,907	2,216,817
Equipment sales	58,430	323,532
Technical services	89,715	-
Corporation (1)	406,970	-

Consolidated	$ 10,117,023	2,540,349

Depreciation and amortization
Telecommunication	$ 43,006	14,459

Capital contribution
Telecommunication	$ 316,285	$ 402,582

(1). Unallocated loss from Operating income (loss) and Net income (loss) before taxes are primarily related to general corporate expenses.

Note 18 Going concern

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the company as a going concern.  However, the Company has an accumulated deficit of $6,352,062 as of March 31, 2008, and the Company's operations do not generate sufficient cash to cover its operating costs.  In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and succeed in its future operations, The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken certain restructuring steps to provide the necessary capital to continue its operations. These steps included: 1) acquire profitable operations through issuance of equity instruments; and 2) to continue actively seeking additional funding and restructure the acquired subsidiaries to increase profits and minimize the liabilities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$281
Legal Fees and Expenses	56,800
Accounting Fees and Expenses	7,500
Printing	0
Miscellaneous Expenses	0
Total	$64,581

Item 14.  Indemnification of Directors and Officers

The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit.  Delaware law does not permit a corporation to eliminate a director’s duty of care, and this provision of our certificate of incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director’s breach of the duty of care.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We also maintain officers’ and directors’ liability insurance coverage.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

(1)  On December 21, 2007, we issued (i) 8,885,730 shares of common stock underlying the Senior Secured Convertible Note and (ii) warrants to purchase 11,479,855 shares of common stock to one investor for aggregate gross proceeds of approximately $6.46 million.   As part of the fee to the placement agent, we granted them warrants to purchase 355,429 shares of common stock at an exercise price of $0.5627 per share.  We relied on the exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) provided in Section 4(2) thereof and Rule 506 thereunder.

(2)  On December 21, 2007, we issued (i) 50,000 shares of common stock to two partners and one associate at the firm of our legal counsel, Anslow + Jaclin, LLP, for legal services performed. for aggregate gross proceeds of $2.5 million.   We relied on the exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) provided in Section 4(2) thereof and Rule 506 thereunder.

(3) On July 21, 2007, we issued (i) 1,200,000 shares of common stock to Downshire Capital, Inc. pursuant to a term sheet executed by us and Downshire Capital, Inc.  We relied on the exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) provided in Section 4(2) thereof and Rule 506 thereunder.

(4) In August 2006, the Company issued 40,000,000 shares to the equity holders of Jinan Yinquan technology Co. Ltd as part of the acquisition of Jinan.  Consequently, Jinan is now the wholly owned subsidiary of the Company. The common stock was issued in a private transaction in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933 as amended.

(5) September 4, 2006, the Company declared a 3.6:1 forward stock split and issued 16,328,000 new shares of common stock to shareholder.  We relied on the exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) provided in Section 4(2) thereof and Rule 506 thereunder.

(6) In December 2006, the Company issued 500,000 shares of its common stock pursuant to an exemption from registration contained in Section 4 (2) of the Securities Act of 1933 as amended in exchange of gross proceeds of $1,000,000.

(7) In December 2006, the Company entered into a consulting agreement with Leasing Standard Limited.  Pursuant to this agreement, the Company issued 400,000 shares of its common stock in reliance upon the registration contained in Section 4 (2) of the Securities Act of 1933 as amended.

Item 16. Exhibits and Financial Statement Schedules

All references to Registrant’s Forms 8-K, 10-K, 10-QSB and 10-KSB include reference to File No. 07125548.

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
5.1	Consent of Anslow & Jaclin, LLP
10.1	Securities Purchase Agreement by and between the Company and the Investor dated December 21, 2007 (2)
10.2	Registration Rights Agreement by and between the Company and the Investor dated December 21, 2007 (2)
10.3	Perfection Certificate dated December 21, 2007 (2)
10.4	Security Agreement by and between the Company and the Collateral Agent dated December 21, 2007 (2)
10.5	Senior Secured Convertible Note by and between the Company and the Investor dated December 21, 2007 (2)
10.6	Common Stock Purchase Warrant by and between the Company and the Investor dated December 21, 2007 (2)
10.7	Officer’s Certificate dated December 21, 2007 (2)
10.8	Director’s Certificate dated December 21, 2007 (2)
10.9	Pledge Agreement by and between the Company and the Collateral Agent, dated December 21, 2007 (2)
10.10	Guaranty dated December 21, 2007 (2)
10.11	Employment Contract between the Company and Mr. Li Kunwu, accompanied with its English translation
10.12	Employment Contract between the Company and Mr. Wang Qinghua, accompanied with its English Translation
14.1	Code of Ethics
16.1	Change in Certifying Accountants (3)
21.1	Subsidiaries of the registrant
23.1	Consent of Kabani & Co.
23.2	Consent of Anslow & Jaclin, LLP (filed as part of Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page).

(1) Incorporated herein by reference to the registrant’s initial Registration Statement on Form SB-2 (file number 06529334) filed on January 13, 2006.

(2) Incorporated herein by reference to the registrant’s Current Report on Form 8-K (file number 333-131017) filed on December 26, 2007.

(3) Incorporated herein by reference to the registrant’s Current Report on Form 8-K (file number 061203975) filed on December 12, 2006.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any additional or changed material information with respect to the plan of distribution.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Delaware or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jinan, China, on July 11, 2008

CHINA VOIP & DIGITAL TELECOM, INC.
By:	/s/ Li Kunwu
Li Kunwu Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints Li Kunwu as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933).

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Wang Qinghua Wang Qinghua	Director	July 11, 2008
/s/ Xu Yinyi Xu Yinyi	Director	July 11, 2008
/s/ Jiang Yanli Jiang Yanli	Director	July 11, 2008
/s/ Kan Kaili Kan Kaili	Director	July 11, 2008